UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MDU Resources Group, Inc.

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Your VOTE is important

MDU Resources Group, Inc. Proxy Statement

2008 Notice of Annual Meeting
and Proxy Statement

1200 West Century Avenue	Terry D. Hildestad President and Chief Executive Officer

Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000

March 7, 2008

To Our Stockholders:

Please join us for the 2008 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 22, 2008, at 11:00 a.m., Central Daylight Savings Time, at 909 Airport Road, Bismarck, North Dakota.

The formal matters are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We also will have a brief report on current matters of interest. Lunch will be served following the meeting.

We were pleased with the stockholder response for the 2007 Annual Meeting at which 90.31 percent of the common stock was represented in person or by proxy. We hope for an even greater representation at the 2008 meeting.

You may vote your shares by telephone, by the Internet or by returning the enclosed letter proxy. Representation of your shares at the meeting is very important. We urge you to submit your proxy promptly.

I hope you will find it possible to attend the meeting.

Sincerely yours,

Terry D. Hildestad

MDU RESOURCES GROUP, INC.

1200 West Century Avenue
Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on April 22, 2008

The 2008 Notice of Annual Meeting and Proxy Statement and 2007 Annual Report
to Stockholders are available at www.mdu.com/proxymaterials.

March 7, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MDU Resources Group, Inc. will be held at 909 Airport Road, Bismarck, North Dakota, on Tuesday, April 22, 2008, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

(1)	To elect three directors to one year terms;
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2008; and
(3)	To transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

The board of directors has set the close of business on February 26, 2008 as the record date for the determination of common stockholders who will be entitled to notice of, and to vote at, the meeting.

All stockholders who find it convenient to do so are cordially invited and urged to attend the meeting in person. Registered stockholders will receive a request for admission ticket(s) with their letter proxy that can be completed and returned to us postage-free. Stockholders whose shares are held in the name of a bank or broker will not receive a request for admission ticket(s). They should, instead, (1) call (701) 530-1000 to request an admission ticket(s), (2) bring a statement from their bank or broker showing proof of stock ownership as of February 26, 2008 to the annual meeting and (3) present their admission ticket(s) and photo identification, such as a driver’s license. Directions to the meeting will be included with your admission ticket. We look forward to seeing you.

By order of the Board of Directors,

Paul K. Sandness
Secretary

PROXY STATEMENT

The board of directors of MDU Resources Group, Inc. is furnishing this proxy statement beginning March 7, 2008 to solicit your proxy for use at our annual meeting of stockholders on April 22, 2008.

We will pay the cost of soliciting your proxy and reimburse brokers and others for forwarding proxy material to you. Georgeson Inc. additionally will solicit proxies for approximately $7,500 plus out-of-pocket expenses.

The Securities and Exchange Commission has adopted new e-proxy rules that allow companies to post their proxy materials on the Internet and provide only a Notice of Internet Availability of Proxy Materials to stockholders. For 2008, we have opted to follow the Securities and Exchange Commission’s full set delivery option, which means that while we are posting our proxy materials online, we are also mailing a full set of our proxy materials to our stockholders. We believe that mailing a full set of proxy materials will help ensure that a majority of outstanding shares of our common stock are present in person or represented by proxy at our meeting. We also hope to help maximize stockholder participation. Therefore, even if you previously consented to receiving your proxy materials electronically, you will receive a full set of proxy materials in the mail for this year’s annual meeting. However, we will continue to evaluate the option of providing only a Notice of Internet Availability of Proxy Materials to some or all of our stockholders in the future.

VOTING INFORMATION

Who may vote?    You may vote if you owned shares of our common stock at the close of business on February 26, 2008. You may vote each share that you owned on that date on each matter presented at the meeting. As of February 26, 2008, we had 182,771,430 shares outstanding entitled to one vote per share.

What am I voting on?    You are voting on:

•	the election of three directors for one year terms
•	the ratification of Deloitte & Touche LLP as our independent auditors for 2008 and
•	any other business a stockholder properly brings before the meeting.

What vote is required to pass an item of business?    A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy to hold the meeting.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on certain matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on routine matters for which their customers do not provide voting instructions. The election of directors and the ratification of Deloitte & Touche LLP as our independent auditors for 2008 are considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.”

Item 1—Election of Directors

A plurality of votes of the common stock entitled to vote and present in person or represented by proxy is required to elect a director. In the election of directors, you may vote for the director or withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your shares for another person in their discretion.

In an uncontested election of directors, our corporate governance guidelines require any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to promptly tender his or her resignation to the chairman of the board following certification of the stockholder vote. The nominating and governance committee will then recommend to the board of directors whether to accept or reject the tendered resignation.

Item 2—Ratification of Deloitte & Touche LLP as Independent Auditors for 2008

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes “against” the proposal.

Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” proposals 1 and 2.

How do I vote?    There are three ways to vote by proxy:

•	by calling the toll free telephone number on the proxy
•	by using the Internet as described in the proxy or
•	by returning the enclosed letter proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. Follow their instructions.

Can I revoke my proxy?    Yes. You can revoke your proxy by:

•	filing written revocation with the corporate secretary before the meeting
•	filing a proxy bearing a later date with the corporate secretary before the meeting or
•	revoking your proxy at the meeting and voting in person.

ITEM 1. ELECTION OF DIRECTORS

At the 2007 annual meeting of stockholders, a majority of our stockholders voted in favor of declassifying our board of directors. The directors elected at the 2006 and 2007 annual meetings of stockholders will continue to serve their full three-year terms through 2009 and 2010, respectively. However, directors whose terms expire this year are nominated for one-year terms.

You will be voting on three directors to serve for a term of one year each until 2009 or until their respective successors are elected. All nominees are incumbent directors and nominated for reelection. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the board. Unless we specifically note below, no corporation or organization named below is a subsidiary or other affiliate of ours. Information concerning the nominees, including their ages, years of service as directors and business experience, which each nominee has furnished to us, is as follows:

DIRECTOR NOMINEES FOR ONE YEAR TERM

Thomas Everist Age 58	Director Since 1995 Nominated for Term Expiring in 2009
Mr. Everist has served as President and Chairman of The Everist Company, Sioux Falls, South Dakota, an aggregate, concrete and asphalt production company, since April 15, 2002. He previously was President and Chairman of L.G. Everist, Inc., Sioux Falls, South Dakota, an aggregate production company, from 1987 to April 15, 2002. He also is Managing Member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He is a Director of Showplace Wood Products, Sioux Falls, South Dakota, a custom cabinets manufacturer, and a Director of Raven Industries, Inc., Sioux Falls, South Dakota, a general manufacturer of electronics, flow controls and engineered films. He currently serves on the Compensation Committee of MDU Resources Group, Inc.
Karen B. Fagg Age 54	Director Since 2005 Nominated for Term Expiring in 2009
Ms. Fagg has been President since April 1, 1995 and Chairman and majority owner since June 2000 of HKM Engineering, Inc., Billings, Montana, an engineering and physical science services firm. She was employed with MSE, Inc., Butte, Montana, an environmental technology research and development company, as Business Development Director and Vice President of Operations from 1976 through 1988. Ms. Fagg also served a four-year term as Director of the Montana Department of Natural Resources and Conservation, Helena, Montana, from 1989 through 1992. From 1993 through 1995, she served as Corporate Development Director for MSE, Inc. Ms. Fagg is a member of the Board of Trustees for Carroll College and for St. Vincent’s Healthcare. Ms. Fagg currently serves on the Compensation and Nominating and Governance Committees of MDU Resources Group, Inc.
Patricia L. Moss Age 54	Director Since 2003 Nominated for Term Expiring in 2009
Ms. Moss has been President, Chief Executive Officer and a Director of Cascade Bancorp, a financial holding company, and Bank of the Cascades, Bend, Oregon, since 1998. She also serves as a Director of the Oregon Business Council, whose mission is to mobilize business leaders to contribute to Oregon’s quality of life and economic prosperity, a Director of the Oregon Investment Fund Advisory Council, a state sponsored program to encourage the growth of small businesses within Oregon, and a Director of Clear Choice Health Plans Inc., a multi-state insurance company. She currently serves on the Compensation Committee of MDU Resources Group, Inc.

The board of directors recommends a vote “for” each nominee.

A plurality of votes of the common stock entitled to vote and present in person or represented by proxy is required to elect a director. “Withheld” votes do not count in determining whether a director nominee receives a plurality of votes.

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to promptly tender his or her resignation to the chairman of the board following certification of the stockholder vote. The nominating and governance committee will then recommend to the board of directors whether to accept or reject the tendered resignation.

CONTINUING INCUMBENT DIRECTORS

Information concerning our continuing incumbent directors, whose terms expire in 2009 or 2010, including their ages, years of service as directors and business experience which each director has furnished to us, is as follows:

DIRECTOR TERMS EXPIRING IN 2009

Richard H. Lewis Age 58	Director Since 2005 Term Expires in 2009
Mr. Lewis has been the Managing General Partner of Brakemaka LLLP, a private investment partnership for managing family investments, and President of the Lewis Family Foundation since August 2004. He founded Prima Energy Corporation, a natural gas and oil exploration and production company, in 1980 and served as Chairman, President and Chief Executive Officer of the company until its sale in July 2004. Mr. Lewis serves as Chairman of the Board of Entre Pure Industries, Inc., a privately held company involved in the purified water and ice business. He is past President and a current Board member of the Colorado Oil and Gas Association and serves as a Director of Colorado State Bank and Trust. He is a Director of Colorado UpLift, a non-profit organization, whose mission is to build long-term, life-changing relationships with urban youth. Mr. Lewis also serves on the Board of Trustees of the Metro Denver YMCA, which strives to build strong kids, strong families and strong communities, and the Alliance for Choice in Education, which provides scholarships to inner city youth. He currently serves on the Audit and Nominating and Governance Committees for MDU Resources Group, Inc.

Harry J. Pearce Age 65	Director Since 1997 Term Expires in 2009
Mr. Pearce was elected Chairman of the Board of the Company on August 17, 2006. Prior to that, he served as Lead Director effective February 15, 2001 and was Vice Chairman of the Board from November 16, 2000 until February 15, 2001. Mr. Pearce was named Chairman of the Board of Nortel Networks Corporation, a global telecommunications company, on June 29, 2005. He retired on December 19, 2003, as Chairman of Hughes Electronics Corporation, a General Motors Corporation subsidiary and provider of digital television entertainment, broadband satellite network, and global video and data broadcasting. He had served as Chairman since June 1, 2001. Mr. Pearce formerly was Vice Chairman and a Director of General Motors Corporation, the world’s largest vehicle manufacturer, from January 1, 1996 to May 31, 2001. He is a Director of Marriott International, Inc., a major hotel chain, and is Chairman of The Marrow Foundation. He is a Director of the Leukemia & Lymphoma Society Research Foundation, a Fellow of the American College of Trial Lawyers, and a member of the International Society of Barristers. He also serves on the Board of Trustees of Northwestern University.
Sister Thomas Welder, O.S.B. Age 67	Director Since 1988 Term Expires in 2009
Sister Welder has been the President of the University of Mary, Bismarck, North Dakota since 1978. She is a Director of St. Alexius Medical Center of Bismarck, the Bismarck-Mandan Development Association and the Missouri Slope Areawide United Way. She also is a member of the North Dakota Higher Education Roundtable and the Theodore Roosevelt Medora Founder’s Society and is a past member of the Bismarck-Mandan Area Chamber of Commerce Board and the Consultant-Evaluator Corps for the North Central Association of Colleges and Schools. She currently serves on the Nominating and Governance Committee for MDU Resources Group, Inc.

DIRECTOR TERMS EXPIRING IN 2010

Terry D. Hildestad Age 58	Director Since 2006 Term Expires in 2010
Mr. Hildestad was elected President and Chief Executive Officer and a Director of the Company effective August 17, 2006. He had served as President and Chief Operating Officer from May 1, 2005 until August 17, 2006. Prior to that, he served as President and Chief Executive Officer of our subsidiary, Knife River Corporation, from 1993 until May 1, 2005. He additionally serves as an executive officer and as chairman of the Company’s principal subsidiaries and of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Mr. Hildestad serves on the Foundation Board at Dickinson State University in Dickinson, North Dakota.

Dennis W. Johnson Age 58	Director Since 2001 Term Expires in 2010
Mr. Johnson is Chairman, Chief Executive Officer and President of TMI Corporation, and Chairman and Chief Executive Officer of TMI Systems Design Corporation, TMI Transport Corporation and TMI Storage Systems Corporation, all of Dickinson, North Dakota, manufacturers of casework and architectural woodwork. He has been employed at TMI since 1974 serving as President or Chief Executive Officer since 1982 and has been the majority stockholder since 1985. Mr. Johnson serves as President of the Dickinson City Commission. He previously was a Director of the Federal Reserve Bank of Minneapolis. He currently serves on the Audit Committee for MDU Resources Group, Inc.
John L. Olson Age 68	Director Since 1985 Term Expires in 2010
Mr. Olson has been President and Chief Executive Officer of Blue Rock Products Company and of Blue Rock Distributing Company, a beverage bottling company and a distributing company, respectively, in Sidney, Montana since 1965. He also is Chairman of Admiral Beverage Corporation, Worland, Wyoming, and Ogden, Utah, former Chairman and Director of the Foundation for Community Care, Sidney, Montana, past Chairman and a member of the Executive Committee of the University of Montana Foundation, a Director of BlueCross BlueShield of Montana, and President of Liquid Assets of Montana, Inc. He currently serves on the Audit and Nominating and Governance Committees for MDU Resources Group, Inc.
John K. Wilson Age 53	Director Since 2003 Term Expires in 2010
Mr. Wilson has been President of Durham Resources, LLC, a privately held financial management company, in Omaha, Nebraska since 1994. He also serves as President of the Durham Foundation and is a Director of Bridges Investment Fund, a mutual fund, the Greater Omaha Chamber of Commerce and the Durham Western Heritage Museum, all in Omaha. He additionally serves on the community relations board of US Bank NA Omaha and is a governor of the Joslyn Art Museum in Omaha. He previously was President of Great Plains Energy Corp., a public utility holding company and an affiliate of Durham Resources, LLC, from 1994 to July 1, 2000. He also was Vice President of Great Plains Natural Gas Co., an affiliate company of Durham Resources, LLC, until July 1, 2000. The Company bought Great Plains Energy Corp. and Great Plains Natural Gas Co. on July 1, 2000. He currently serves on the Audit Committee for MDU Resources Group, Inc.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS

The audit committee at its February 2008 meeting appointed Deloitte & Touche LLP as our independent auditors for fiscal year 2008. The board of directors concurred with the audit committee’s decision. Deloitte & Touche LLP has served as our independent auditors since fiscal year 2002.

Although your ratification vote will not affect the appointment or retention of Deloitte & Touche LLP for 2008, the audit committee will consider your vote in determining its appointment of our independent auditors for the next fiscal year. The audit committee, in appointing our independent auditors, reserves the right, in its sole discretion, to change an appointment at any time during a fiscal year if it determines that such a change would be in our best interests.

A representative of Deloitte & Touche LLP will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

The board of directors recommends a vote “for” the ratification of Deloitte & Touche LLP as our independent auditors for 2008.

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal.

In connection with the audit of our financial statements for 2008, the parties have drafted an agreement for Audit Committee approval that contains provisions for alternative dispute resolution and for the exclusion of punitive damages. The agreement provides that disputes arising out of our engagement of Deloitte & Touche LLP are resolved through mediation or arbitration, commonly referred to as alternative dispute resolution procedures, and that the company and Deloitte & Touche LLP’s rights to pursue punitive damages or other forms of relief not based upon actual damages are waived. The alternative dispute resolution provisions do not apply to claims by third parties, such as our stockholders or creditors.

ACCOUNTING AND AUDITING MATTERS

Fees

The following table summarizes the aggregate fees that our independent auditors, Deloitte & Touche LLP, billed or are expected to bill us for professional services rendered for 2007 and 2006:

	2007	2006*

Audit Fees(a)	$2,409,261	$2,216,604
Audit-Related Fees(b)	121,720	164,346
Tax Fees(c)	46,740	6,380
All Other Fees(d)	0	0
Total Fees(e)	$2,577,721	$2,387,330
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	1.8%	0.3%

*	The 2006 amounts were adjusted from amounts shown in the 2007 proxy statement to reflect actual amounts.
(a)	Audit fees for both 2007 and 2006 consisted of services rendered for the audit of our annual financial statements; reviews of our quarterly financial statements; comfort letters; statutory and regulatory audits and consents and other services related to Securities and Exchange Commission matters.
(b)	Audit-related fees for 2007 consisted of consultation on the implementation of new accounting standards, accounting research assistance and audit of the Cascade Natural Gas Corporation Employee Benefit Plan, as part of the Cascade acquisition. Audit-related fees for 2006 consisted of services rendered for the audit of our employee benefit plans; accounting consultations and audits in connection with acquisitions; and accounting research assistance.
(c)	Tax fees for 2007 are associated with international and domestic tax matters and property tax consulting services. Tax fees for 2006 are associated with property tax consulting services.
(d)	No fees under the category of all other fees were incurred during 2007 or 2006.
(e)	Total fees reported above include out of pocket expenses related to the services provided of $264,880 and $239,537 for 2007 and 2006, respectively.

Pre-Approval Policy

The audit committee pre-approved all services Deloitte & Touche LLP performed in 2007 in accordance with the pre-approval policy and procedures the audit committee adopted at its August 12, 2003 meeting. This policy is designed to achieve the continued independence of Deloitte & Touche LLP and to assist in our compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission.

The policy defines the permitted services in each of the audit, audit-related, tax and all other services categories as well as prohibited services. The pre-approval policy requires management to submit annually for approval to the audit committee a service plan describing the scope of work and anticipated cost associated with each category of service. At each regular audit committee meeting, management reports on services performed by Deloitte & Touche LLP and the fees paid or accrued through the end of the quarter preceding the meeting. Management may submit requests for additional permitted services before the next scheduled audit committee meeting to the designated member of the audit committee, Dennis W. Johnson, for approval. The designated member updates the audit committee at the next regularly scheduled meeting regarding any services that he approved during the interim period. At each regular audit committee meeting, management may submit to the audit committee for approval a supplement to the service plan containing any request for additional permitted services.

In addition, prior to approving any request for audit-related, tax or all other services of more than $50,000, Deloitte & Touche LLP will provide a statement setting forth the reasons why the rendering of the proposed services does not compromise Deloitte & Touche LLP’s independence. This description and statement by Deloitte & Touche LLP may be incorporated into the service plan or as an exhibit thereto or may be delivered in a separate written statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the reasons for our decisions relating to 2007 compensation for our named executive officers.

There have been a few changes in our named executive officers from 2006 to 2007. Terry D. Hildestad, Vernon A. Raile, William E. Schneider and John G. Harp were named executive officers in 2006 and continue to be named executive officers for 2007. Bruce T. Imsdahl, the president and chief executive officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., joins our named executive officer group for 2007. Martin A. White, our former chief executive officer, and Warren L. Robinson, our former executive vice president and chief financial officer, retired in 2006, and John K. Castleberry, our former executive vice president – administration, retired in 2007.

Each year we conduct a strategic analysis to identify opportunities and challenges associated with the operating environments in which we do business. Some of our ongoing strategic goals include:

•	pursuing higher-growth opportunities in our non-regulated businesses through the support provided by the stability and predictability of our regulated businesses
•	7.0% - 10.0% earnings per share growth
•	total stockholder return at or above the median of our performance graph peer group
•	maintaining a conservative capital structure while growing our businesses and
•	achieving or exceeding our weighted average cost of capital at the consolidated level and business unit levels

Throughout our compensation discussion and analysis we discuss specific pay decisions for each named executive officer and why we made those decisions. One basic tenet underlying some of our pay decisions is our overall performance. Our company’s performance, in turn, is significantly impacted by the performance of our named executive officers. When the compensation committee met in November 2006 to establish 2007 base salaries, we were in the final weeks of a year which yielded the following financial results:

•	record earnings of $315 million, representing a 14.8% increase over 2005
•	a total stockholder return of 20%
•	a return on invested capital of 10.6%, which was higher than our weighted average cost of capital

Objectives of our Compensation Program

We structure our compensation program to help retain and reward the executive officers who we believe are critical to our long-term success. We have a written executive compensation policy for our Section 16 officers, including all our named executive officers. Our policy has the following stated objectives:

•	recruit, motivate, reward and retain the high performing executive talent required to create superior long-term total stockholder return in comparison to our peer group
•	reward executives for short-term performance as well as the growth in enterprise value over the long-term
•	provide a competitive package relative to industry-specific and general industry comparisons and internal pay equity, as appropriate, and
•	ensure effective utilization and development of talent by working in concert with other management processes – for example, performance appraisal, succession planning and management development.

We pay/grant

•	base salaries in order to
•	provide executive officers with sufficient, regularly-paid income and
•	attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities
•	annual incentives in order to
•	be competitive from a total remuneration standpoint
•	ensure focus on annual financial and operating results and
•	make a significant portion of our named executive officers’ compensation at risk and dependent upon achievement of performance goals relating to business unit or other operational goals
•	long-term incentives in order to
•	be competitive from a total remuneration standpoint and
•	ensure focus on stockholder return.

If earned, incentive compensation, which consists of annual cash incentive awards and three-year performance share awards under our Long-Term Performance-Based Incentive Plan, makes up the greatest portion of our named executive officers’ total compensation. The compensation committee believes incentive compensation comprising 55% to 70% of total target compensation for the named executive officers is appropriate because:

•	our named executive officers are in positions to drive, and therefore bear high levels of responsibility for, our corporate performance
•	incentive compensation is at risk and dependent upon our performance
•	at risk compensation helps ensure focus on the goals that are aligned with our overall strategy and
•	the interests of our named executive officers will be aligned with those of our stockholders by making a majority of the named executive officers’ target compensation contingent upon results that are beneficial to stockholders.

The following table shows the allocation of total target compensation for 2007 among the individual components of base salary, annual incentive and long-term incentive:

	% of Total Target Compensation Allocated to Base Salary (%)	% of Total Target Compensation Allocated to Incentives

Name		Annual (%)	Long-Term (%)	Annual + Long-Term (%)

Terry D. Hildestad	30.0	30.0	40.0	70.0
Vernon A. Raile	41.7	20.8	37.5	58.3
William E. Schneider	41.7	20.8	37.5	58.3
John G. Harp	44.4	22.2	33.4	55.6
Bruce T. Imsdahl	44.4	22.2	33.4	55.6

In order to reward long-term growth as well as short-term results, the compensation committee establishes incentive targets that emphasize long-term compensation as much as or more than short-term compensation for all Section 16 officers. The annual incentive targets for 2007 range from 10% to 100% of base salary and the long-term incentive targets range from 15% to 133% of base salary, depending on the executive’s salary grade. Generally, our approach is to allocate a higher percentage of total target compensation to the long-term incentive than to the short-term incentive for our higher level executives, since they are in a better position to influence our long-term performance.

Additionally, the long-term incentive, if earned, is paid in company common stock. These awards, combined with our stock ownership guidelines, promote ownership of our stock by the named executive officers. The compensation committee believes that, as stockholders, the named executive officers will be motivated to consistently deliver financial results that build wealth for all stockholders over the long-term.

We also offer our Section 16 officers, including all of our named executive officers, benefits under our pension plans and our non-qualified defined benefit retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. The SISP was adopted in 1982 to provide participants with additional retirement income and death benefits. We provide these benefits because of their importance to our success in recruiting and retaining executive talent.

All of our named executive officers have change of control employment agreements. The change of control employment agreements define “change of control” to include consummation of a merger or similar transaction rather than merely stockholder approval. This prevents severance and other benefits from being provided if the transaction is not consummated.

Following a change of control transaction, the change of control agreements provide job and financial security to our named and executive officers by providing for a three-year employment period from the date of the change of control. During the employment period, the executive officer receives guaranteed minimum levels of compensation and benefits. The executive officer will also receive severance payments and benefits if his employment is terminated without cause, or if he resigns for good reason.

The agreements contain what are commonly referred to as “13th month triggers,” which provide that a resignation for good reason includes resignation for any reason during the 30 day period beginning on the first anniversary of the change of control. The compensation committee believes the 13th month trigger encourages executive officers to remain with the company or a successor during the critical year-long transition period following a transaction. This is beneficial to the company and its stockholders and, when combined with the other severance, protects executive officers who choose to continue employment.

The agreements also provide what is commonly referred to as a “modified tax gross-up.” This provides for an additional payment to make an officer whole for federal excise taxes that could be imposed on payments and benefits deemed to be related to the change of control. The gross-up payment is considered “modified” since it provides for gross-up payments only if the total payments deemed to relate to the change of control would have to be reduced by more than 10% to avoid the excise tax. If this threshold amount is not exceeded, payments and benefits to the executive are reduced to avoid the excise tax. The compensation committee believes a modified gross-up using a 110% threshold strikes an appropriate balance between the potential detriment to the officer of having to forfeit some payments and the potential benefit to the company of avoiding the excise tax and related gross-up obligation.

The board of directors and the compensation committee reviewed the change of control agreements in 2006. We compared the terms of our change of control agreements to the terms of agreements for certain companies in our performance graph peer group and to the Frederic W. Cook & Co., Inc., 2005 Change-in-Control Report, Prevalence and Design of Executive Change-in-Control Arrangements at Each of the Top 50 NYSE and NASDAQ Companies. The compensation committee determined that the terms of our agreements were consistent with current practice and, accordingly, that maintaining these agreements is essential to competing with peer companies for top officers. We also believe it is important to encourage our named executive officers to continue working for us during any change of control transaction periods and to provide severance payments and benefits if employment is terminated in connection with a change of control or for no fault of the officer. These agreements provide a measure of job and financial security so that potentially disruptive transactions do not affect the officers’ judgment when working on behalf of the company and its stockholders prior to and after a change of control. We do not view the change of control agreements as additional compensation and do not take them into account when determining the amount of compensation provided because the events required to trigger these payments and benefits may never occur.

In addition to these agreements, the Long-Term Performance-Based Incentive Plan provides for accelerated vesting of awards previously granted but not yet vested at the time of a change of control and payment of performance awards. The compensation committee believes that these protections are necessary to reassure the officers that they will not lose prior incentive awards or otherwise be adversely affected by a change of control.

Role of Compensation Consultants and Management

Role of Compensation Consultants

The compensation committee uses an outside consulting firm to assess the competitive pay levels for base salary and incentive compensation for each Section 16 officer position. The assessment includes identifying material changes to the positions analyzed, updating competitive compensation information, gathering and analyzing relevant general and industry-specific survey data and updating the base salary structure. In August 2006, the committee retained Towers Perrin, a nationally recognized consulting firm, to assist it in establishing competitive 2007 compensation targets for our Section 16 officers. Towers Perrin assessed competitive pay levels for base salary, total annual cash, which is base salary plus annual incentives, and total direct compensation, which is the sum of total annual cash and the expected value of long-term incentives. Towers Perrin also prepared an updated salary grade structure based on the above competitive analyses and identified overall competitive compensation targets. They compared our positions to like positions contained in general industry salary surveys, industry-specific salary surveys and, for our chief executive officer, the chief executive officers in our performance graph peer group. The salary surveys used by Towers Perrin were:

Survey*	Number of Companies Participating (#)	Median Number of Employees (#)	Number of Publicly- Traded Companies (#)(1)	Median Revenue (000s) ($)

Towers Perrin’s Executive Compensation Database	363	20,500	273	6,114,000
Towers Perrin’s Energy Services Industry Executive Compensation Database	93	3,064	67	2,696,400
Effective Compensation, Inc.’s Oil & Gas Exploration and Production Survey	87	151	54	258,000
Mercer’s Energy Compensation Survey	156	359	114	379,467
Watson Wyatt’s Report on Top Management Compensation	2,567	(2)	(2)	(2)

(1)	For the Towers Perrin Executive Compensation Database, the number listed in the table is the number of companies reporting market capitalization. For the Towers Perrin Energy Services Industry Executive Compensation Database, the number listed in the table is the number of companies reporting three-year stockholder return.
(2)	The 2,567 organizations participating in the Watson Wyatt Report included: 370 organizations with 2,000 to 4,999 employees; 301 organizations with 5,000 to 9,999 employees; 292 organizations with 10,000 to 19,999 employees and 362 organizations with 20,000 or more employees. Watson Wyatt did not provide a revenue breakdown or the number of publicly-traded companies participating in its survey.

Our revenues for 2005 were approximately $3.5 billion. For 2006, our revenues were approximately $4.0 billion and for 2007, our revenues were $4.2 billion.

*The information in the table is based solely upon information provided by the publishers of the surveys and is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

In addition to the above salary surveys, for the chief executive officer comparison, Towers Perrin used salary information for the chief executive officers at the following companies, which comprised 24 of the 26 companies in our performance graph peer group in July 2006:

• Allegheny Energy, Inc.
• Allete Inc.
• Alliant Energy Corp.
• Black Hills Corp.
• Comstock Resources, Inc.
• Equitable Resources, Inc.
• Florida Rock Industries, Inc.
• KeySpan Corp.
• Martin Marietta Materials, Inc.
• Newfield Exploration Co.
• NICOR, Inc.
• OGE Energy Corp.	• ONEOK, Inc.
• Peoples Energy Corp.
• Pogo Producing Co.
• Quanta Services, Inc.
• Questar Corp.
• SCANA Corp.
• Stone Energy Corp.
• TECO Energy, Inc.
• UGI Corp.
• Vectren Corp.
• Vulcan Materials Co.
• XTO Energy Inc.

Role of Management

The chief executive officer played an important role in recommending 2007 compensation to the committee for the other named executive officers. The chief executive officer attended compensation committee meetings; however, he was not present during discussions regarding his compensation. In addition, he assessed the performance of the named executive officers and worked with the human resources department and compensation consultants to recommend:

•	base salary grades and individual salaries
•	annual and long-term incentive targets and
•	inclusion in our SISP or increases in the level of the SISP benefits to current participants.

Our human resources personnel also supported the chief executive officer and the compensation committee by:

•	working with the outside compensation consultants and the chief executive officer on the determination of recommended salary grades, which have associated annual base salaries and incentive targets
•	reviewing recommended salary increases and incentive targets submitted by executive officers for officers reporting to them for reasonableness and alignment with company or business unit objectives and to help ensure internal equity and
•	designing annual and long-term incentive programs.

Once performance goals are approved by the compensation committee, the committee generally does not modify the goals. However, if major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management substantially affected their ability to achieve the specified performance goals, the compensation committee, in consultation with the chief executive officer, may modify the performance goals. Such goal modifications will only be considered in years of unusually adverse or favorable external conditions.

Decisions for 2007

The compensation committee, in conjunction with the board of directors, determined all compensation for each named executive officer for 2007 and set overall and individual compensation targets for the three components of compensation — base salary, annual incentive and long-term incentive. The compensation committee made recommendations to the board of directors regarding compensation of all Section 16 officers, and the board of directors then approved the recommendations.

The compensation committee began its review of executive compensation data at its August 2006 meeting. At the November 2006 meeting, it established salary grades and individual base salaries. At the February meetings of the compensation committee and the board of directors, we determine annual and long-term incentive awards, along with the payouts based on performance from the recently completed performance period for prior annual and long-term awards. The February meetings occur after the release of earnings for the prior year.

Salary Grades for 2007

The compensation committee determines our named executive officers’ base salaries and annual and long-term incentive targets by reference to salary grades. Each salary grade has a minimum, midpoint and maximum annual salary level with the midpoint targeted at approximately the 50th percentile of data provided by Towers Perrin for positions in the salary grade. The compensation committee may adjust the salary grades away from the 50th percentile in order to balance the external market data with the internal equity and relative value of the positions. The salary grades also have annual and long-term incentive target levels, which are expressed as a percentage of the individual’s actual annual salary. Named executive officers generally are placed into a salary grade based on historical classification of their positions; however, the compensation committee, at its August meeting, reviews each classification and may place a position into a different salary grade if it determines that the targeted competitive compensation for the position changes significantly or the executive’s responsibilities and/or performance warrants the change. The committee also considers, upon recommendation from the chief executive officer, a position’s relative value. A position’s relative value is determined by considering

•	participation on our management policy committee, which is the body responsible for setting enterprise-wide operating and management policies and procedures as well as our strategic direction
•	the position’s responsibilities relative to our total earnings, use of invested capital and the stable generation of earnings and cash flows and
•	the position’s impact on key strategic initiatives.

Our named executive officers’ salary grade classifications are listed below along with the 2007 base salary ranges associated with each classification:

Position	Grade	Name	2007 Base Salary (000s)
			Minimum ($)	Midpoint ($)	Maximum ($)

President and CEO	K	Terry D. Hildestad	620	775	930
Executive Vice President, Treasurer and CFO	J	Vernon A. Raile	312	390	468
President and CEO, Knife River Corporation	J	William E. Schneider	312	390	468
President and CEO, MDU Construction Services Group, Inc.	I	John G. Harp	252	315	378
President and CEO, Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.	I	Bruce T. Imsdahl	252	315	378

The executive vice president, treasurer and chief financial officer and the president and chief executive officer of Knife River Corporation are assigned to salary grade “J.” The committee believes that from an internal equity standpoint, these two positions should carry the same salary grade based on the above factors. The positions of president and chief executive officer of MDU Construction Services Group, Inc. and Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. have historically been assigned to salary grade “I.” The committee believes that from an internal equity standpoint, these two positions should carry the same salary grade based on the above factors. For all of our named executive officers, the salary grades remained unchanged for 2007.

The compensation committee determines where, within each salary grade, an individual’s base salary should be. The compensation committee believes that having a range of possible salaries within each salary grade gives the committee the flexibility to assign different salaries to individual executives within a salary grade to reflect one or more of the following:

•	our performance on financial measurements as compared to our performance graph peer group
•	the executive’s performance on financial goals
•	the executive’s performance on non-financial goals, including the results of the performance assessment program
•	the executive’s experience, tenure and future potential
•	the position’s relative value compared to other positions within the company
•	the relationship of the salary to the competitive salary market value
•	internal pay equity with other executives and
•	the economic environment of the corporation or executive’s business unit.

Our performance assessment program rates performance in the following areas, which help determine actual salaries within the range of salaries associated with the executive’s salary grade:

• visionary leadership • strategic thinking • leading with integrity • managing customer focus • financial responsibility • achievement focus • judgment • planning and organization	• leadership • mentoring • relationship building • conflict resolution • organizational savvy • safety • Great Place to Work®

The chief executive officer assessed each named executive officer’s performance under the performance assessment program, and the compensation committee, as well as the full board of directors, assessed the chief executive officer’s performance.

Base Salaries of the Named Executive Officers for 2007

Terry D. Hildestad

Mr. Hildestad was promoted to chief executive officer in August 2006. At that time the compensation committee assigned Mr. Hildestad to salary grade “K,” our highest salary grade, and increased Mr. Hildestad’s base salary from $525,000 to $625,000. While the “K” salary grade midpoint was $750,000 in 2006, the compensation committee believed that setting Mr. Hildestad’s salary at the midpoint would have been premature given his new promotion to the position. In addition, the committee also decided that it would not give Mr. Hildestad a salary increase in January 2007 and took this into consideration when increasing his salary to $625,000.

Vernon A. Raile

Mr. Raile has served as executive vice president, treasurer and chief financial officer since January 2006. Mr. Raile’s 2007 base salary was $350,700, representing an increase of 10.0% over his 2006 base salary of $318,750. The committee set his 2007 base salary at $350,700 due to his commendable performance assessment rating and to continue to move his base salary closer to the $390,000 midpoint of his salary grade. In addition, the committee increased Mr. Raile’s base salary due to results associated with these key achievements:

•	leading an internal team on the successful re-negotiation of our revolving credit agreement for our non-regulated businesses, as well as the financing of the Cascade Natural Gas Corporation acquisition; both achievements occurred during a period of challenging credit markets
•	assisting in the sale of our domestic independent power production assets and
•	continuing to strengthen our relationship with the investment community and rating agencies.

William E. Schneider

Mr. Schneider has served as president and chief executive officer of our subsidiary, Knife River Corporation, since May 2005. Mr. Schneider’s 2007 base salary was $422,000, which was above the 2007 salary grade midpoint of $390,000, and 7.7% higher than his 2006 base salary of $392,000. The committee set his 2007 base salary at $422,000 because of Knife River Corporation’s record 2006 financial results and Mr. Schneider’s commendable performance assessment rating. In addition, the committee maintained Mr. Schneider’s salary above the salary grade midpoint based on results associated with these key achievements:

•	continued penetration of, and profitable growth in, the asphalt materials market, which represented a significant opportunity for Knife River to leverage existing expertise in an area providing a new revenue stream to the company
•	an improvement of over 20% in the reduction of lost time incidents compared to 2005 and
•	continued progress relating to our shared services initiative, which is designed to generate efficiencies in the financial transactions area through standardizing systems and processes.

John G. Harp

Mr. Harp was appointed president and chief executive officer of MDU Construction Services Group, Inc. in September 2004. Mr. Harp’s 2007 base salary was set at $341,000, which was above the salary grade midpoint of $315,000 and 10% higher than his 2006 base salary of $310,000. This increase was primarily attributable to Mr. Harp’s leadership of the financial turn-around of MDU Construction Services Group, Inc. from a loss in 2004 to record 2006 financial results, as well as Mr. Harp’s commendable performance assessment rating. The committee also considered these additional accomplishments in determining his 2007 base salary:

•	leading the acquisition of Desert Fire Holdings, Inc., which represented a different line of business than our traditional construction services but provided our Las Vegas operations with expanded service offerings, allowing them to further differentiate their operations from competitors in that area
•	a 33% improvement over the three-year average of the MDU Construction Services Group, Inc.’s lost time accident rate and
•	expanding into the industrial construction services market, which leveraged our existing expertise in an area that provides a new revenue stream.

Bruce T. Imsdahl

Mr. Imsdahl was appointed president and chief executive officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. in November 2004 and was appointed chief executive officer of Cascade Natural Gas Corporation upon the closing of that acquisition in July 2007. Mr. Imsdahl’s 2007 base salary was set at $322,400, which was above the salary grade midpoint of $315,000 and 4% higher than his 2006 base salary of $310,000. The decision to maintain his salary above the salary grade midpoint was driven by Montana-Dakota’s 2006 earnings results finishing above plan, Mr. Imsdahl’s commendable performance assessment rating and Mr. Imsdahl’s performance on these key initiatives:

•	leading the acquisition of Cascade Natural Gas Corporation
•	delivering zero lost time accidents compared to an industry average of 2.5 and
•	increasing Montana-Dakota’s 2006 Great Place to Work® scores when compared to the prior two surveys.

The following table shows each named executive officer’s base salary for 2006 and 2007 and the percentage change.

Name	Base Salary for 2006 (000s) ($)	Base Salary for 2007 (000s) ($)	% Change (%)

Terry D. Hildestad	625	625	0.0
Vernon A. Raile	319	351	10.0
William E. Schneider	392	422	7.7
John G. Harp	310	341	10.0
Bruce T. Imsdahl	310	322	4.0

2007 Annual Incentives

What the Performance Measures Are and Why We Chose Them

The compensation committee develops and reviews financial and other corporate performance measures to help ensure that compensation to the executives reflects the success of their respective business unit and/or the corporation, as well as the value provided to our stockholders. For Messrs. Hildestad and Raile, the performance measures for annual incentive awards are our annual return on invested capital results compared to target and our annual earnings per share results compared to target. For Messrs. Schneider, Harp and Imsdahl, the performance measures for annual incentive awards are their respective business units’ annual return on invested capital results compared to target and their respective business units’ allocated earnings per share results compared to target.

The compensation committee believes earnings per share and return on invested capital are very good measurements in assessing company performance from a financial standpoint. Earnings per share is a generally accepted accounting principle measurement and is a key driver of stockholder return over the long-term. Return on invested capital measures how efficiently and effectively management deploys its capital. Sustained returns on invested capital in excess of our cost of capital create wealth for our stockholders.

Allocated earnings per share for a business unit is calculated by dividing that business unit’s earnings by the business unit’s proportion of the total company weighted average shares outstanding. Return on invested capital for the company is calculated by dividing our earnings before after tax interest expense and preferred stock dividends, by our average capitalization for the calendar year. Return on invested capital for a business unit is calculated by dividing the business unit’s earnings before after tax interest expense and preferred stock dividends, by the business unit’s average capitalization for the calendar year.

The compensation committee determines the weighting of the goals each year based upon recommendations from the chief executive officer. The compensation committee weighted the 2007 goals for return on invested capital compared to planned results and allocated earnings per share compared to planned results each at 50%. The compensation committee believes both measures are equally important in driving shareholder value in the short term and over time.

In 2006 we began limiting the incentive compensation we will pay above the target amount. The after-tax incentives paid above target will be limited to 20% of earnings in excess of planned earnings. The earnings in excess of planned earnings are calculated without regard to the after-tax incentive amounts above target. The 20% limitation is measured at the major business unit level for business unit and operating company executives, which include Messrs. Schneider, Harp and Imsdahl, and at the corporate level for corporate executives, which include Messrs. Hildestad and Raile. The committee also considers annual improvement in the return on invested capital measure for incentive purposes to help ensure that return on invested capital equals or exceeds the weighted average cost of capital.

Targets are established in connection with our annual financial planning process, where we assess the future operating environment and set projections of results. Beginning in 2006, the committee implemented a change in how the return on investment capital targets are established for use in our annual incentive plans. The change was implemented to emphasize the need for each business unit and the company to generate, within a reasonable period of time, a return on invested capital that is at least equal to the business unit’s or company’s weighted average cost of capital. If a business unit’s or the company’s return on invested capital, as established in the annual financial planning process, was below its weighted average cost of capital, the return on invested capital target used for incentive plan purposes would be increased. In February 2008, the compensation committee determined the amount of incremental increase, if any, would be based on a consideration of factors including the economic environment, industry trends and company specific conditions when establishing the return on invested capital targets.

What the Targets Are and Why We Chose Them

Annual incentive targets were established by the compensation committee as a percentage of the individual’s actual base salary.

The chief executive officer’s target annual incentive was 100% of his base salary, and the other named executive officers’ target annual incentives were 50% of their base salaries. These incentive targets were derived in part from competitive data provided by Towers Perrin and in part by the compensation committee’s judgment on internal equity of the positions, their relative value to the company and the desire to maintain a consistent annual incentive target for presidents and chief executive officers of the business units and the executive vice president, treasurer and chief financial officer positions.

The named executive officers were eligible to earn from 0% to 200% of their targeted annual incentive. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 85% level to a 200% payout if the goals were met at or above the 115% level.

The table below lists each named executive officer’s 2007 base salary, which was used to calculate the annual incentive, the officer’s 2007 annual incentive plan performance targets, the 2007 incentive plan results and the annual incentive earned for 2007.

Name	2007 Base Salary (000s) ($)	2007 Annual Incentive Target (%)	2007 Incentive Plan Performance Targets		2007 Incentive Plan Results		2007 Annual Incentive Earned (000s) ($)
			EPS ($)	ROIC (%)	EPS ($)	ROIC (%)

Terry D. Hildestad[1]	625	100	1.57	9.4	2.36	13.1	1,250
Vernon A. Raile[1]	351	50	1.57	9.4	2.36	13.1	351
William E. Schneider[2]	422	50	1.13	8.0	1.08	7.6	207
John G. Harp[3]	341	50	2.53	10.8	4.00	16.7	341
Bruce T. Imsdahl[4]	322	50	.52	7.1	.67	8.3	322

(1)	2007 Incentive Plan results include both continuing and discontinued operations.
(2)	Based on allocated earnings per share and return on invested capital for Knife River Corporation.

(3)	Based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc.
(4)	Based on allocated earnings per share and return on invested capital for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.

The following table shows the changes in our performance targets and achievements for both 2006 and 2007.

Name	2006 Incentive Plan Performance Targets		2006 Incentive Plan Results		2007 Incentive Plan Performance Targets		2007 Incentive Plan Results
	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)

Terry D. Hildestad[1]	1.40	9.2	1.74	10.6	1.57	9.4	2.36	13.1
Vernon A. Raile[1]	1.40	9.2	1.74	10.6	1.57	9.4	2.36	13.1
William E. Schneider[2]	.93	7.0	1.22	8.7	1.13	8.0	1.08	7.6
John G. Harp[3]	1.54	8.6	2.56	11.6	2.53	10.8	4.00	16.7
Bruce T. Imsdahl[4]	—	—	—	—	.52	7.1	.67	8.3

(1)	2007 Incentive Plan results include both continuing and discontinued operations.
(2)	Based on allocated earnings per share and return on invested capital for Knife River Corporation.
(3)	Based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc.
(4)	Based on allocated earnings per share and return on invested capital for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.

Terry D. Hildestad’s 2007 Annual Incentive Award

As president and chief executive officer of MDU Resources Group, Inc., Mr. Hildestad’s 2007 incentive plan performance targets were based on our earnings per share and return on invested capital. We set his target levels below the 2006 achievement for these performance measures and above the 2006 targets. The committee believed that the incentive plan performance targets for Mr. Hildestad were sufficiently challenging targets because 2006 was a record year, we anticipated softness in the residential construction market, and we believed the upward trend in natural gas prices would abate in 2007. For 2007 incentive plan results, we exceeded 2007 target earnings per share and return on invested capital by 50.3% and 39.4%, respectively. These results reflect Mr. Hildestad’s leadership in deciding to divest the independent power assets, yielding a substantial gain and enabling redeployment of the proceeds into our core lines of business, and his leadership in furthering a culture of customer service, operating efficiencies, safety and earnings growth.

Vernon A. Raile’s 2007 Annual Incentive Award

As executive vice president, treasurer and chief financial officer of MDU Resources Group, Inc., Mr. Raile’s 2007 incentive plan performance targets were based on our earnings per share and return on invested capital. We set his target levels below the 2006 achievement for these performance measures and above the 2006 targets. The committee believed that the incentive plan performance targets for Mr. Raile were sufficiently challenging targets because 2006 was a record year, we anticipated softness in the residential construction market, and we believed the upward trend in natural gas prices would abate for 2007. For 2007 incentive plan results, we exceeded 2007 target earnings per share and return on invested capital by 50.3% and 39.4%, respectively. These results reflect Mr. Raile’s assistance in the divestiture of our independent power assets and his leadership in successfully representing the company in the capital markets.

William E. Schneider’s 2007 Annual Incentive Award

As president and chief executive officer of Knife River Corporation, Mr. Schneider’s 2007 incentive plan performance targets were based on allocated earnings per share and return on invested capital for Knife River Corporation. These targets included $4,000,000 in anticipated net income attributable to acquisitions throughout 2007, and $2,000,000 in anticipated net income on the sale of certain real estate assets. We set his targets at levels below 2006 achievement for allocated earnings per share and return on invested capital but above the 2006 targets for these performance measures. The committee believed that these targets were sufficiently challenging for Mr. Schneider because of the anticipated softness in the residential construction market, the substantial completion of a major project in 2006, and the overall record results that occurred in 2006. With respect to the 2007 incentive plan results, Knife River Corporation fell short of target earnings per share by 4.4% and fell short of the target return on invested capital by 5.0%.

Upon recommendation from the chief executive officer, the committee and board of directors agreed to reduce Knife River’s 2007 allocated earnings per share and return on invested capital targets by the equivalent of $3,748,000 in net income. The $3,748,000 was comprised of:

•	$2,000,000 to reflect the fact that the sale of certain real estate assets was not consummated due to our decision to delay the sale in order to subdivide the property and
•	$1,748,000 to reflect the fact that unidentified acquisitions did not occur.

The committee considers these events to be unusual conditions that warranted modifications to Mr. Schneider’s annual incentive performance targets under the terms of the Knife River Corporation Executive Incentive Compensation Plan. Also, the compensation committee believes the adjustment is appropriate under the Knife River Corporation Executive Incentive Compensation Plan for the following reasons:

•	We believe that subdividing the property will likely enhance its value. Should we divest the property after the subdivision, the sales proceeds will likely be higher.
•	Our acquisition strategy is disciplined in that prospective acquisitions which fail to meet certain criteria are not pursued. This promotes long-term value creation for our shareholders and helps us avoid overpaying for an acquisition. Under Mr. Schneider’s leadership, Knife River completed five acquisitions in 2007, and the companies purchased generated, in the aggregate, financial results better than financial expectations.

Had the 2007 allocated earnings per share and return on invested capital targets not been reduced by the $3,748,000, Mr. Schneider’s 2007 annual incentive award would have been $164,053, or approximately $43,000 less than the $207,000 annual incentive award earned for 2007.

John G. Harp’s 2007 Annual Incentive Award

As president and chief executive officer of MDU Construction Services Group, Inc., Mr. Harp’s 2007 incentive plan performance targets were based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc. We set his target levels below the 2006 achievement for these performance measures and above the 2006 targets. The committee believed that the incentive plan performance targets for MDU Construction Services Group, Inc. were sufficiently challenging targets because 2006 was an exceptional year. For 2007 incentive plan results, MDU Construction Services Group, Inc. exceeded 2007 target earnings per share and return on invested capital by 58.1% and 54.6%, respectively. These results reflect Mr. Harp’s leadership in driving operating efficiencies, providing superior value to customers and continuation of the dramatic turnaround of MDU Construction Services Group, Inc.

Bruce T. Imsdahl’s 2007 Annual Incentive Award

As president and chief executive officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., Mr. Imsdahl’s 2007 incentive plan performance targets were based on allocated earnings per share and return on invested capital for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. We set his 2007 target levels for allocated earnings per share at $0.52 and return on invested capital at 7.1%. The committee believed that the incentive plan performance targets for Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. were sufficiently challenging targets because they required focus on maintaining solid execution of operating responsibilities in a year when significant time and energy were dedicated to consummating the Cascade Natural Gas Corporation acquisition. For 2007 incentive plan results, Montana-Dakota Utilities, Co. and Great Plains Natural Gas Co. exceeded 2007 target earnings per share and return on invested capital by 28.8% and 16.9%, respectively. These results reflect Mr. Imsdahl’s leadership in keeping his team of employees engaged in effectively operating Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. while, at the same time, dealing with regulatory matters and integration issues associated with the acquisition of Cascade Natural Gas Corporation.

Deferral of Annual Incentive Compensation

We provide executives the opportunity to defer receipt of earned annual incentives. If an executive chooses to defer his/her annual incentive, the company will credit the deferral with interest. In August 2007, the compensation committee, effective January 1, 2008, reduced the interest rate on deferred compensation from the prime rate plus one percentage point to the prime rate.

2007 Long-Term Incentives

Awards Granted in 2007 under the Long-Term Performance-Based Incentive Plan

We use the Long-Term Performance-Based Incentive Plan, which is an omnibus plan and has been approved by our stockholders, for long-term incentive compensation. We discontinued the use of stock options in 2003 and now use performance shares as the only form of long-term incentive compensation.

At its August 2006 meeting, the compensation committee updated the list of companies that comprise our performance graph peer group to better reflect changes in the mix of our businesses since the establishment of the prior performance graph peer group in 2001. The compensation committee used the updated performance graph peer group as the comparator group to determine relative stockholder return and potential payments under the Long-Term Performance-Based Incentive Plan beginning with the 2007-2009 performance share award cycle. The companies comprising our updated performance graph peer group are as follows:

•   Alliant Energy Corporation
•   Berry Petroleum Company - CL A
•   Black Hills Corporation
•   Comstock Resources, Inc.
•   Dycom Industries, Inc.
•   EMCOR Group Inc.
•   Encore Acquisition Company
•   Equitable Resources, Inc.
•   Granite Construction Incorporated
•   Martin Marietta Materials, Inc.
•   National Fuel Gas Company
•   Northwest Natural Gas Company
• NSTAR	• OGE Energy Corp.
•   ONEOK, Inc.
•   Quanta Services, Inc.
•   Questar Corporation
•   SCANA Corporation
•   Southwest Gas Corporation
•   St. Mary Land & Exploration Company
•   Swift Energy Company
•   US Concrete, Inc.
•   Vectren Corporation
•   Vulcan Materials Company
• Whiting Petroleum Corporation

The performance measures are our total stockholder return over a three-year measurement period as compared to the total stockholder returns of the companies in our performance graph peer group over the same three-year period. The compensation committee selected this goal because it believes executive pay under a long-term, capital accumulation program such as this should mirror our long-term performance in stockholder return as compared to other public companies in our industries. Payments are made in company stock; dividend equivalents are paid in cash.

Total stockholder return is the percentage change in the value of an investment of the common stock of a company, from the last trading day in the calendar year preceding the beginning of the performance period, through the last trading day in the final year of the performance period. It is assumed that dividends are reinvested in additional shares of common stock at the frequency paid.

As with the annual incentive target, the long-term incentive target for a given position is determined by reference to the salary grade. These incentive targets were derived in part from competitive data provided by Towers Perrin and in part by the committee’s judgment on the impact each position has on our total stockholder return. The committee also believed consistency across positions in the same salary grades was important from an internal equity standpoint. The variance in target percentages reflects our philosophy that executives in higher salary grades should have more of their total compensation at risk because they are in positions to have a more direct impact on our long-term results.

On February 15, 2007, the board of directors, upon recommendation of the compensation committee, made performance share grants to the named executive officers. The compensation committee determined the target number of performance shares granted to each named executive officer by multiplying the named executive officer’s 2007 base salary by his long-term incentive target and then dividing this product by the average of the closing prices of our stock from January 3, 2007 through January 22, 2007, as shown in the following table:

Name	2007 Base Salary to Determine Target ($)	2007 Long-Term Incentive Target at Time of Grant (%)	2007 Long-Term Incentive Target at Time of Grant ($)	Average Closing Price of Our Stock From Jan. 3 Through Jan. 22 ($)	Resulting Number of Performance Shares Granted on Feb. 15 (#)

Terry D. Hildestad	625,000	133	831,250	25.12	33,091
Vernon A. Raile	350,700	90	315,630	25.12	12,564
William E. Schneider	422,000	90	379,800	25.12	15,119
John G. Harp	341,000	75	255,750	25.12	10,181
Bruce T. Imsdahl	322,400	75	241,800	25.12	9,625

From 0% to 200% of the target grant will be paid out in February 2010 depending on our three-year 2007-2009 total stockholder return compared to the total three-year stockholder returns of companies in our performance graph peer group. The payout percentage will be a function of our rank against our performance graph peer group as follows:

The Company’s Percentile Rank	Payout Percentage of Feb. 15, 2007 Grant

100th	200%
75th	150%
50th	100%
40th	10%
Less than 40th	0%

Payouts for percentile ranks falling between the intervals will be interpolated. We also will pay dividend equivalents in cash on the number of shares actually earned for the performance period. The dividend equivalents will be paid in 2010 at the same time as the performance awards are paid.

Awards Paid on February 15, 2007 under the Long-Term Performance-Based Incentive Plan

We granted performance shares to our named executive officers under the Long-Term Performance-Based Incentive Plan on February 12, 2004 for the 2004 through 2006 performance period. Our total stockholder return for the 2004 through 2006 performance period was 73.92%, which corresponded to a percentile rank of 48% against our performance graph peer group. The percentile rank of 48% corresponded to a payout percentage of 82%, meaning 82% of the target shares originally granted plus dividend equivalents were paid to the named executive officers. The table below lists the shares granted on February 12, 2004, the shares paid on February 15, 2007 based on the payout percentage and the dividend equivalents earned.

Name	Shares Granted on February 12, 2004[2] (#)	Payout Percentage (%)	Shares Paid on February 15, 2007[2] (#)	Dividend Equivalents ($)

Terry D. Hildestad	19,645	82%	16,109	23,896
Vernon A. Raile	6,486	82%	5,319	7,890
William E. Schneider	13,147	82%	10,781	15,993
John G. Harp[1]	—	—	—	—
Bruce T. Imsdahl	5,488	82%	4,500	6,675

(1)	Mr. Harp was not granted performance shares in 2004 because he was not an employee of the company at the time performance shares were granted.
(2)	Shares are adjusted for the 3-for-2 stock split effective July 26, 2006.

Options That Accelerated Vested on February 15, 2007

We granted stock options to our named executive officers in 2001, pursuant to the 1992 Key Employee Stock Option Plan or the Long-Term Performance-Based Incentive Plan. These options become exercisable automatically on February 15, 2010. Vesting is accelerated upon change of control or upon attainment of performance goals. A portion of these options vested on February 12, 2004 after goals were met for the first performance cycle, 2001-2003; the remaining options vested on February 15, 2007 after goals were met for the second performance cycle, 2004-2006.

The performance goals for Messrs. Hildestad and Schneider were based on Knife River Corporation’s earnings and three-year average return on invested capital. The vesting of Messrs. Hildestad and Schneider’s remaining options was accelerated because Knife River Corporation’s 2006 earnings were 135.8% of its forecasted 2006 earnings, and its three-year average return on invested capital for 2004-2006 was 95.9% of its forecasted three-year average return on invested capital.

Mr. Imsdahl’s performance goals were based on Montana-Dakota Utilities Co.’s earnings and three-year average return on invested capital. The vesting of Mr. Imsdahl’s remaining options was accelerated because Montana-Dakota Utilities Co.’s 2006 earnings were 96.6% of its forecasted 2006 earnings, and its three-year average return on invested capital for 2004-2006 was 101.5% of its forecasted three-year average return on invested capital.

Name	Options Granted on February 15, 2001(1) (#)	Options Vested		Dividend Equivalents Paid on February 15, 2007 ($)
		February 12, 2004(1) (#)	February 15, 2007(1) (#)

Terry D. Hildestad	74,520	5,524	68,995	134,791
William E. Schneider	65,205	8,190	57,015	111,386
Bruce T. Imsdahl	75,937	50,041	25,896	38,951

(1)	Adjusted for the 3-for-2 stock splits effective October 29, 2003 and July 26, 2006.

PEER4 Analysi$: Comparison of Pay for Performance Ratios

Each year we compare our named executive officers’ pay for performance ratios to the pay for performance ratios of the named executive officers in the performance graph peer group. This analysis looks at the relationship between our compensation levels and our average annual total stockholder return in comparison to the peer group over a five-year period. All data used in the analysis, including the valuation of long-term incentives and calculation of stockholder return, were compiled by Equilar, Inc., an independent service provider, which uses each company’s annual filings as a basis of its data collection.

This analysis consisted of comparing what we paid our named executive officers for the years 2002 through 2006 to our average annual total stockholder return for the same five-year period. Our pay ratio was then compared to the pay ratio of the companies in the performance graph peer group, which was calculated by dividing total direct compensation for all the proxy group executives by the sum of each company’s average annual total stockholder return for the same five-year period. The results are shown in the following chart.

5 Year Total Direct Compensation to 5 Year Total Stockholder Return*

	MDU Resources Group, Inc. ($)	Performance Graph Peer Group ($)

Dollars of Total Direct Compensation[1] per point of Total Stockholder Return	2,151,562	2,257,934

(1)	Total direct compensation is the sum of annual base salaries, annual incentives, the value of long-term incentives at grant and all other compensation as reported in the proxy statements. For 2006, total direct compensation also includes the change in qualified and non-qualified pension values and above-market earnings on non-qualified deferred compensation as reported in the proxy statements.

The results of the analysis showed that we paid our named executive officers less than what the peer group companies paid their named executive officers for comparable levels of stockholder return over the five-year period. Specifically, as indicated in the chart, the data shows that we paid each of our named executive officers approximately $106,000 less per point of stockholder return than our performance graph peer group. The compensation committee believes this comparison helps demonstrate that our stockholders receive good value for our executive compensation expense.

*The chart is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Perquisites

Our named executive officers have limited perquisites, which may include personal use of our plane, limited accompaniment of family members with executives traveling for business purposes, reasonable vehicle allowances, home office allowances and subsidized annual physical examinations.

Post-Termination Compensation and Benefits

Pension Plans

Effective 2006, we no longer offer defined benefit pension plans to new non-bargaining unit employees. Instead, executives and other employees are offered increased company contributions to our 401(k) plan. The pension plans continue in effect for all eligible employees hired before 2006.

We provide our executives and other employees hired before 2006 with income for their retirement through our qualified defined benefit pension plans, where benefits are determined by years of service and base salary. Because benefits under our pension plan increase with an employee’s period of service and earnings, we believe the pension encourages our employees to make long-term commitments to the company and as such, serves as an important retention tool.

Supplemental Income Security Plan

Benefits Offered

We offer certain key managers and executives, including all of our named executive officers, benefits under our non-qualified retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. The SISP provides participants with additional retirement income and death benefits. The additional retirement income may take two forms:

•	a supplemental retirement benefit payable for fifteen years beginning at the later of age 65 or after employment ends and
•	an additional retirement benefit to offset the Internal Revenue Code limitations placed on benefits payable under our qualified defined benefit pension plans. If eligible, the participants receive this retirement benefit after they separate from the company and until they reach age 65. In order to be eligible to receive the additional retirement benefit, they must vest in their pension benefit, which requires five years of service and their pension must be limited by the Internal Revenue Code. Mr. Harp has an additional qualification in that he must remain employed until age 60 in order to receive this additional retirement benefit.

A death benefit is provided if SISP participants die before their supplemental retirement benefits commence or if they elect to receive death benefits in lieu of all or a part of their supplemental retirement benefits. The death benefit is payable for 15 years.

SISP Competitiveness Analysis

At the request of the compensation committee, the human resources department presented its report on the competitiveness of the SISP in November 2007. The human resources department analyzed the most recent proxy statements of our performance graph peer group. Of the performance graph peer companies, 15 reported offering one or more non-qualified defined benefit plans; 14 of the 15 reported the present value of the accumulated benefit at normal retirement age in the pension benefit table of their 2007 proxy statements. One company’s proxy statement containing this information was filed in January 2008 and therefore was not included in the November 2007 analysis.

The present value of the accumulated benefit at normal retirement, averaged for all of our named executive officers, was $2,044,351. This equated to the 72nd percentile of the 14 averages (one for each of the performance graph peer companies that offered one or more non-qualified defined benefit plans) of the present values of the accumulated benefits at normal retirement, averaged for each company’s named executive officers.

Our SISP benefit is high when compared to benefits at our performance graph peer companies who offer one or more non-qualified defined benefit plans. We believe, however, that the SISP is critical in retaining the talent necessary to drive long-term stockholder value. In addition, we believe that the 10 year vesting provisions of the SISP help offset the amounts our named executive officers will receive for their sustained commitment to the company.

Benefit Level Increases

Each November the compensation committee considers SISP benefit level increases. The chief executive officer recommends the benefit level increases to the committee on executives other than himself; the committee considers benefit level increases for the chief executive. In November 2006, Messrs. Hildestad, Raile and Schneider received an increase in their SISP benefit level which was effective on January 1, 2007. The committee’s rationale for the benefit level increases was recognition of each named executive’s contribution to the financial success of the company. The following table reflects our named executive officers’ SISP levels:

Name	Pre January 1, 2007 Annual SISP Benefits		Post January 1, 2007 Annual SISP Benefits
	Survivors ($)	Retirement ($)	Survivors ($)	Retirement ($)

Terry D. Hildestad	548,400	274,200	876,000	438,000
Vernon A. Raile	291,480	145,740	386,640	193,320
William E. Schneider	386,640	193,320	468,600	234,300
John G. Harp	291,480	145,740	291,480	145,740
Bruce T. Imsdahl	291,480	145,740	291,480	145,740

To encourage Mr. Harp to remain with the company through 2007, on November 16, 2006, upon recommendation of our chief executive officer and the compensation committee, our board of directors approved an additional retirement benefit for Mr. Harp. The benefit provides for Mr. Harp to receive payments that represent the equivalent of an additional three years of service under the pension plan and the SISP because he did not resign or retire before January 2, 2008, and he has acceptable successors in place. The additional three years of service recognize Mr. Harp’s previous employment with a subsidiary of the company.

Clawback

In November 2005, we implemented a guideline for repayment of incentives due to accounting restatements, commonly referred to as a clawback policy, whereby the compensation committee may seek repayment of annual and long-term incentives paid to executives if accounting restatements occur within three years after the payment of incentives under the annual and long-term plans. Under our clawback policy, the compensation committee may require employees to forfeit awards and may rescind vesting, or the acceleration of vesting, of an award.

Impact of Tax and Accounting Treatment

The compensation committee may consider the impact of tax and/or accounting treatment in determining compensation. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation paid to certain officers that we may deduct as a business expense in any tax year unless, among other things, the compensation qualifies as performance-based compensation, as that term is used in section 162(m). Generally, long-term incentive compensation and annual incentive awards for our chief executive officer and those executive officers whose overall compensation is likely to exceed $1,000,000 are structured to be deductible for purposes of Section 162(m) of the Internal Revenue Code, but we may pay compensation to an executive officer that is not deductible. All annual or long-term incentive compensation paid to our named executive officers in 2007 satisfied the requirements for deductibility.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation if the deferral does not comply with Section 409A. We administer our plans and agreements in accordance with Section 409A and our compensation arrangements are structured to comply with Section 409A, to the extent applicable, so that these taxes are avoided.

Section 4999 of the Internal Revenue Code imposes an excise tax on payments to executives and others of amounts that are considered to be related to a change of control if they exceed levels specified in Section 280G of the Internal Revenue Code. The potential impact of the Section 4999 excise tax is addressed with the modified tax gross-up provisions in the change of control employment agreements, which are described earlier in this compensation discussion and analysis and later in the proxy statement under the heading “Potential Payments Upon Termination or Change of Control.” We do not consider the potential impact of Section 4999 or 280G when designing our compensation programs.

The compensation committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require that we record an expense in our financial statements for equity awards. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123 (revised).

Stock Ownership Guidelines

We instituted stock ownership guidelines on May 5, 1993, which we revised in February 2003, to encourage executives to own a multiple of their base salary in our common stock. All officers who participate in our Long-Term Performance-Based Incentive Plan are subject to the guidelines. The guidelines call for the executive to reach the multiple within five years. Unvested performance shares and other unvested equity awards do not count towards the guidelines. Each February the compensation committee receives a report on the status of stock holdings by executives. The table shows the named executive officers’ holdings as of December 31, 2007:

Name	Guideline Multiple of Base Salary	Actual Holdings as a Multiple of Base Salary	Number of Years at Guideline Multiple (#)

Terry D. Hildestad	4X	6.68	2.67
Vernon A. Raile	3X	3.05	2.00
William E. Schneider	3X	5.45	5.00
John G. Harp	3X	8.16	3.25
Bruce T. Imsdahl	3X	6.70	3.20

The compensation committee may consider the guidelines and the executive’s stock ownership in determining compensation. The committee, however, did not do so with respect to 2007 compensation.

Policy Regarding Hedging Stock Ownership

In our Executive Compensation Policy, we adopted a policy that prohibits executives from hedging their ownership of company common stock. Executives may not enter into transactions that allow the executive to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Reg. S-K, Item 402(b) with management. Based on the review and discussions referred to in the preceding sentence, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A.

Thomas Everist, Chairman
Karen B. Fagg
Patricia L. Moss

Summary Compensation Table for 2007

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(2)		All Other Compensation ($) (i)		Total ($) (j)

Terry D. Hildestad President and CEO	2007	625,000	—	661,821	—	1,250,000		1,362,413		7,026		3,906,260
	2006	562,500	—	376,394	25,084	1,125,000		768,184		6,876		2,864,038	(3)

Vernon A. Raile Executive Vice President, Treasurer and CFO	2007	350,700	—	268,806	—	350,700		555,248		7,026		1,532,480
	2006	318,750	—	161,690	—	318,750		635,356		6,876		1,441,422	(3)

William E. Schneider President and CEO of Knife River Corporation	2007	422,000	—	383,191	—	206,780		450,347		7,026		1,469,344
	2006	392,000	—	248,217	20,729	392,000		609,916		6,876		1,669,738	(3)

John G. Harp President and CEO of MDU Construction Services Group, Inc.	2007	341,000	—	277,929	—	341,000		47,334	(5)	23,080	(6)	1,030,343
	2006	310,000	—	150,566	—	810,000	(4)	324,976	(5)	31,323	(6)	1,626,865	(3)

Bruce T. Imsdahl President and CEO of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.	2007	322,400	—	289,434	—	322,400		192,228		7,026		1,133,488
	2006	—	—	—	—	—		—		—		—

(1)	Amounts in these columns represent the dollar amount recognized for financial statement reporting purposes for the 2007 and 2006 fiscal years for restricted stock awards, performance share awards and stock option awards granted in 2007 and prior years. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers. Assumptions used to determine the amounts in these columns are the same as used in the calculation of compensation expense for our audited financial statements, except for the effect of estimated forfeitures. Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” requires us to estimate forfeitures when awards are granted and reduce estimated compensation expense accordingly. These columns were prepared assuming none of the awards will be forfeited. However, for both these columns and our audited financial statements, compensation expense is adjusted for actual forfeitures.
The grant date fair value of restricted stock awards was based on the market price of our stock on the grant date.
The grant date fair value for the performance shares granted in 2007 was determined by Monte Carlo simulation using a blended volatility term structure in the range of 18.17% to 18.73% comprised of 50% historical volatility and 50% implied volatility and a risk-free interest rate term structure in the range of 4.75% to 5.21% based on the U.S. Treasury security rates in effect as of the grant date. In addition, the mean overall simulation paths of the discounted dividends expected to be earned in the performance period used in the valuation was $1.25 per target share.
The grant date fair value for the performance shares granted in 2006 was determined by Monte Carlo simulation using a blended volatility term structure in the range of 17.65% to 18.79% comprised of 50% historical volatility and 50% implied volatility and a risk-free interest rate term structure in the range of 4.66% to 4.79% based on the U.S. Treasury security rates in effect as of the grant date. In addition, the mean overall simulation paths of the discounted dividends expected to be earned in the performance period used in the valuation was $1.37 per target share.
The grant date fair value for the performance share awards granted in 2005 was equal to the market value of our common stock on the grant date.

The fair value of stock options was estimated on the grant date using the Black-Scholes option-pricing model. The fair value of the options granted and the underlying assumptions were as follows:

Fair value of options at grant date	$3.22
Risk-free interest rate	5.18%
Expected price volatility	25.94%
Expected dividend yield	3.53%
Expected life in years	7
Date of Grant	February 14, 2001

For additional information about these stock awards and option awards, refer to Note 14 of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Amounts shown represent the change in the actuarial present value for years ending December 31, 2006 and December 31, 2007 for the named executive officers’ accumulated benefits under the pension plan, excess SISP and SISP and, for Mr. Harp, the additional retirement benefit, collectively referred to as the “accumulated pension change,” plus above market earnings on deferred annual incentives, if any. The amounts shown for accumulated pension change on December 31, 2006 have been corrected from the amounts reported in the 2007 proxy statement due to an error by an actuary. The corrected amounts for 2006 and the amounts for 2007 are:

Name	Accumulated Pension Change		Above Market Earnings
	12/31/2006 ($)	12/31/2007 ($)	12/31/2006 ($)	12/31/2007 ($)

Terry D. Hildestad	752,265	1,336,815	15,919	25,598
Vernon A. Raile	608,295	508,987	27,061	46,261
William E. Schneider	593,820	411,123	16,096	39,224
John G. Harp	239,228	38,498	—	—
Additional Retirement (John G. Harp)*	85,748	8,836	—	—
Bruce T. Imsdahl	—	179,790	—	12,438

*See footnote 5.

(3)	Totals corrected from amounts reported in the 2007 proxy statement. See footnote 2.
(4)	Includes one-time incentive payment of $500,000 in addition to his executive incentive compensation plan payment.
(5)	In addition to the change in the actuarial present value of Mr. Harp’s accumulated benefit under the pension plan, excess SISP and SISP, this amount also includes the following amounts attributable to Mr. Harp’s additional retirement benefit:

	2006	2007
Change in present value of additional years of service for pension plan	$77,447	$6,033
Change in present value of additional years of service for excess SISP	$8,301	$2,803
Change in present value of additional years of service for SISP	—	—

Mr. Harp’s additional retirement benefit is described in the narrative that follows the Pension Benefits for 2007 table. The additional retirement benefit provides Mr. Harp with additional retirement benefits equal to the additional benefit he would earn under the pension plan, excess SISP and the SISP if he had three additional years of service. The amounts in the table above reflect the change in present value of this additional benefit in 2006 and 2007. The additional retirement benefit was determined by calculating the actuarial present values of the accumulated benefits under the pension plan, excess SISP and SISP, with and without the three additional years of service, using the same assumptions used to determine the amounts disclosed in the Pension Benefits for 2007 table. Because Mr. Harp would be fully vested in his SISP benefit if he retired at age 65, the additional years of service provided by the additional retirement agreement would not increase that benefit. If Mr. Harp retires before becoming 100% vested in his SISP benefit, his SISP benefit would be less than the amount shown in the Pension Benefits for 2007 table, but the payments he would receive under the additional retirement benefit arrangement would increase, as would the amounts reflected in the table above and in the Summary Compensation Table. In the Summary Compensation Table in last year’s proxy statement, we disclosed a change in pension value of $772,200 for Mr. Harp. This included $197,550 attributable to the increase in Mr. Harp’s pension due to the additional years of service and $317,273 attributable to the increase in Mr. Harp’s SISP benefits due to the additional years of service. To calculate these amounts, we assumed Mr. Harp met the vesting conditions necessary to earn the additional retirement benefit and terminated employment on January 2, 2008. Both the $197,550 and the $317,273 amounts were reflected in our financial statements for 2007. We have determined, however, that it is more appropriate and consistent with our other disclosures in column (h) of the Summary Compensation Table and in the Pension Benefits for 2007 table if the amounts in the Summary Compensation Table attributable to this additional retirement benefit are determined using the same assumed retirement ages used for these other disclosures.

(6)	Includes a company contribution to Mr. Harp’s 401(k) account, a matching contribution to a charity, payment of a life insurance premium, an additional premium for Mr. Harp’s long-term disability insurance and Mr. Harp’s office and automobile allowance.

Grants of Plan-Based Awards in 2007

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Terry D. Hildestad	2/15/07(1)	156,250	625,000	1,250,000	—	—	—	—	—	—
	2/15/07(2)	—	—	—	3,309	33,091	66,182	—	—	—	779,293
Vernon A. Raile	2/15/07(1)	43,838	175,350	350,700	—	—	—	—	—	—
	2/15/07(2)	—	—	—	1,256	12,564	25,128	—	—	—	295,882
William E. Schneider	2/15/07(3)	52,750	211,000	422,000	—	—	—	—	—	—
	2/15/07(2)	—	—	—	1,512	15,119	30,238	—	—	—	356,052
John G. Harp	2/15/07(4)	42,625	170,500	341,000	—	—	—	—	—	—
	2/15/07(2)	—	—	—	1,018	10,181	20,362	—	—	—	239,763
Bruce T. Imsdahl	2/15/07(5)	40,300	161,200	322,400	—	—	—	—	—	—
	2/15/07(2)	—	—	—	963	9,625	19,250	—	—	—	226,669

(1)	Annual incentive for 2007 granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.
(2)	Performance shares for the 2007-2009 performance period granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.
(3)	Annual incentive for 2007 granted pursuant to the Knife River Corporation Executive Incentive Compensation Plan.
(4)	Annual incentive for 2007 granted pursuant to the MDU Construction Services Group, Inc. Executive Compensation Plan.
(5)	Annual incentive for 2007 granted pursuant to the Montana-Dakota Utilities Co. Executive Incentive Compensation Plan.

Narrative Discussion Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table

Incentive Awards

Annual Incentive

On February 14, 2007, the compensation committee recommended the 2007 annual award opportunities for our named executive officers, and the board approved these opportunities at its meeting on February 15, 2007. These award opportunities are reflected in the Grants of Plan-Based Awards table at grant on February 15, 2007 in columns (c), (d) and (e) and in the Summary Compensation Table as earned with respect to 2007 in column (g).

Executive officers may receive annual cash incentive awards based upon achievement of annual performance measures with a threshold, target and maximum level. A target incentive award is established based upon a percent of the executive’s base salary. Actual payment may range from zero to 200% of the target based upon achievement of corporate goals.

In order to be eligible to receive an annual incentive award under the Long-Term Performance-Based Incentive Plan, Messrs. Hildestad and Raile must have remained employed by the company through December 31, 2007, unless the compensation committee determines otherwise. The committee has full discretion to determine the extent to which goals have been achieved, the payment level, whether any final payment will be made and whether to adjust awards downward based upon individual performance. Unless the committee determines otherwise, performance measure targets shall be adjusted to take into account unusual or nonrecurring events affecting the company, a subsidiary or a division or business unit, or any of their financial statements, or changes in applicable laws, regulations or accounting principles to the extent such unusual or nonrecurring events or changes in applicable laws, regulations or accounting principles otherwise would result in dilution or enlargement of the annual incentive award intended to be provided. Such adjustments are made in a manner that will not cause the award to fail to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

With respect to annual incentive awards granted pursuant to an Executive Incentive Compensation Plan, participants who retire at age 65, die or become disabled during the year remain eligible to receive an award. Subject to the compensation committee’s discretion, executives who terminate employment for other reasons are not eligible for an award. The committee has full discretion to determine the extent to which goals have been achieved, the payment level and whether any final payment will be made. Once performance goals are approved by the committee for executive incentive compensation plan awards, the committee generally does not modify the goals. However, if major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management substantially affected management’s ability to achieve the specified performance goals, the committee, in consultation with the chief executive officer, may modify the performance goals. Such goal modifications will only be considered in years of unusually adverse or favorable external conditions.

For Messrs. Hildestad and Raile, the performance measures for annual incentive awards are our annual return on invested capital achieved compared to target and our annual earnings per share achieved compared to target. For Messrs. Schneider, Harp and Imsdahl, the performance measures for annual incentive awards are their respective business unit’s annual return on invested capital achieved compared to target and their respective business unit’s allocated earnings per share achieved compared to target.

For 2007, the compensation committee weighted the goals for annual return on invested capital compared to planned results and allocated earnings per share compared to planned results each at 50%.

In 2006 we began limiting the incentive compensation we will pay above the target amount. The after-tax incentives paid above target will be limited to 20% of earnings in excess of planned earnings. The earnings in excess of planned earnings are calculated without regard to the after-tax incentive amounts above target. The 20% limitation is measured at the major business unit level for business unit and operating company executives, which include Messrs. Schneider, Harp and Imsdahl, and at the corporate level for corporate executives, which include Messrs. Hildestad and Raile. The committee also considers annual improvement in the return on invested capital measure for incentive purposes to help ensure that return on invested capital equals or exceeds the weighted average cost of capital.

The award opportunities available to each named executive officer were:

2007 earnings per share results as a % of 2007 plan	Corresponding payment of earnings per share annual incentive target

less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
103%	120%
106%	140%
109%	160%
112%	180%
115% or more	200%
2007 return on invested capital results as a % of 2007 plan	Corresponding payment of return on invested capital annual incentive target

less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
103%	120%
106%	140%
109%	160%
112%	180%
115% or more	200%

For discussion of the specific incentive plan performance targets and results, please see the compensation discussion and analysis.

Long-Term Incentive

On February 14, 2007, the compensation committee recommended long-term incentive grants to the named executive officers in the form of performance shares, and the board approved these grants at its meeting on February 15, 2007. These grants are reflected in columns (f), (g), (h) and (l) of the Grants of Plan-Based Awards table.

From 0% to 200% of the target grant will be paid out in February 2010 depending on our 2007-2009 total stockholder return compared to the total three-year stockholder returns of companies in our performance graph peer group. The payout percentage is determined as follows:

The Company’s Percentile Rank	Payout Percentage of Feb. 15, 2007 Grant

100th	200%
75th	150%
50th	100%
40th	10%
Less than 40th	0%

Payouts for percentile ranks falling between the intervals will be interpolated. We also will pay dividend equivalents in cash on the number of shares actually earned for the performance period. The dividend equivalents will be paid in 2010 at the same time as the performance awards are paid.

Salary and Bonus in Proportion to Total Compensation

The following table shows the proportion of salary to total compensation. We paid no bonuses in 2007.

Name	Salary ($)	Total Compensation ($)	Salary as % of Total Compensation

Terry D. Hildestad	625,000	3,906,260	16.0
Vernon A. Raile	350,700	1,532,480	22.9
William E. Schneider	422,000	1,469,344	28.7
John G. Harp	341,000	1,030,343	33.1
Bruce T. Imsdahl	322,400	1,133,488	28.4

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)(1,2)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)(1)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1,3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(5)

Terry D. Hildestad	—	—	—	—	—	3,712	102,488	128,309	3,542,611
Vernon A. Raile	—	—	—	—	—	1,114	30,758	50,037	1,381,522
William E. Schneider	—	—	—	—	—	2,970	82,002	71,365	1,970,388
John G. Harp	—	—	—	—	—	—	—	51,968	1,434,836
Bruce T. Imsdahl	25,896	—	—	13.2178	02/15/2011	1,485	41,001	53,870	1,487,351

(1)	Adjusted for the 3-for-2 stock split effective July 26, 2006.
(2)	These options were granted in 2001 and vested on February 15, 2007.

(3)	These shares of restricted stock were granted in 2001 and vest on February 15, 2010. Vesting of some or all shares may be accelerated upon change of control or if the total stockholder return equals or exceeds the 50th percentile of the performance graph peer group during three-year performance cycles: 2001-2003, 2004-2006 and 2007-2009. Non-preferential dividends are paid on these shares.
(4)
Named Executive Officer	Award	Shares	End of Performance Period

Terry D. Hildestad	2005	38,244	12/31/07
	2006	23,883	12/31/08
	2007	66,182	12/31/09
Vernon A. Raile	2005	12,480	12/31/07
	2006	12,429	12/31/08
	2007	25,128	12/31/09
William E. Schneider	2005	25,842	12/31/07
	2006	15,285	12/31/08
	2007	30,238	12/31/09
John G. Harp	2005	21,534	12/31/07
	2006	10,072	12/31/08
	2007	20,362	12/31/09
Bruce T. Imsdahl	2005	24,548	12/31/07
	2006	10,072	12/31/08
	2007	19,250	12/31/09

Shares for the 2005 award are shown at the maximum level (200%) based on results for the 2005-2007 performance cycle above target.

Shares for the 2006 award are shown at the target level (100%) based on results for the first two years of the 2006-2008 performance cycle above threshold but below target.

Shares for the 2007 award are shown at the maximum level (200%) based on results for the first year of the 2007-2009 performance cycle above target.

(5)	Value based on the number of performance shares reflected in column (i) multiplied by $27.61, the year-end closing price for 2007.

Option Exercises and Stock Vested during 2007

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1,2)	Value Realized on Vesting ($) (e)(3)

Terry D. Hildestad	68,995	929,688	16,109	444,019
Vernon A. Raile	—	—	5,319	146,610
William E. Schneider	57,015	785,096	10,781	297,161
John G. Harp	—	—	—	—
Bruce T. Imsdahl	—	—	4,500	124,035

(1)	Adjusted for the 3-for-2 stock split effective July 26, 2006.
(2)	Reflects performance shares for the 2004-2006 performance period that vested on February 15, 2007.

(3)	Reflects the value of performance shares based on our stock price of $26.08 on February 15, 2007 and the dividend equivalents that were paid on the vested shares.

Pension Benefits for 2007

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Terry D. Hildestad	Pension Plan	34	1,086,843	—
	SISP I(1)	25	1,288,914	—
	SISP II(2)	25	1,631,344	—
	SISP Excess	25	459,960	—
Vernon A. Raile	Pension Plan	28	932,905	—
	SISP I(1)	25	781,593	—
	SISP II(2)	25	943,264	—
	SISP Excess	25	35,451	—
William E. Schneider	Pension Plan	14	478,062	—
	SISP I(1)	13	941,660	—
	SISP II(2)	13	813,558	—
	SISP Excess	13	70,086	—
John G. Harp	Pension Plan	3	87,997	—
	SISP I(1)	2	—	—
	SISP II(2)	2	815,846	—
	SISP Excess	2	11,538	—
	Harp Additional Retirement Benefit	3	94,584	—
Bruce T. Imsdahl	Pension Plan	35	1,246,277	—
	SISP I(1)	21	656,240	—
	SISP II(2)	21	435,546	—
	SISP Excess	21	123,974	—

(1)	Grandfathered under Section 409A.
(2)	Not grandfathered under Section 409A.

The amounts shown for the pension plan and excess SISP represent the actuarial present values of the executives’ accumulated benefits accrued as of December 31, 2007, calculated using a 6.0% discount rate, the 1994 Group Annuity Mortality Table for post-retirement mortality and no recognition of future salary increases or pre-retirement mortality. The assumed retirement ages for these benefits was age 60 for Messrs. Hildestad, Harp and Imsdahl and age 62 for Mr. Schneider. These are the earliest ages at which the executives could begin receiving unreduced benefits. Retirement on December 31, 2007 was assumed for Mr. Raile, who is currently age 63. The amounts shown for the SISP I and SISP II were determined using a 6.0% discount rate and assume benefits commenced at age 65. The assumptions used to calculate Mr. Harp’s additional retirement benefit are described below.

Pension Plans

Messrs. Hildestad, Raile, Harp and Imsdahl participate in the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, which we refer to as our pension plan. Mr. Schneider participates in the Knife River Corporation Salaried Employees’ Pension Plan, which we refer to as the KR pension plan. Pension benefits under our pension plan are based upon the participant’s average annual salary over the 60 consecutive month period in which the participant received the highest annual salary during the participant’s final 10 years of service. For this purpose, only a participant’s salary is considered; bonuses and other forms of compensation are not included. Benefits are determined by multiplying (1) the participant’s years of credited service by (2) the sum of (a) the average annual salary up to the social security integration level times 1.1% and (b) the average annual salary over the social security integration level times 1.45%. The KR pension plan uses the same formula except that 1.2% and 1.6% are used instead of 1.1% and 1.45%. The maximum years of service recognized when determining benefits under the pension plans is 35. Pension plan benefits are not reduced for social security benefits.

To receive unreduced retirement benefits under our plan, participants must either remain employed until age 60 or elect to defer commencement of benefits until age 60. Under the KR pension plan, participants must remain employed until age 62 or elect to defer commencement of benefits until age 62 to receive unreduced benefits. Mr. Raile is currently eligible for unreduced retirement benefits under our pension plan. Participants whose employment terminates between the ages of 55 and 60, with 5 years of service, in our plan and between the ages of 55 and 62, with 5 years of service, in the KR pension plan are eligible for early retirement benefits. Early retirement benefits are determined by reducing the normal retirement benefit by 0.25% per month for each month before age 60 in our plan and age 62 in the KR pension plan. If a participant’s employment terminates before age 55, the same reduction applies for each month the termination occurs before age 62, with the reduction capped at 21%. Messrs. Hildestad, Schneider and Imsdahl are currently eligible for early retirement benefits.

Benefits for single participants under the pension plans are paid as straight life amounts and benefits for married participants are paid as actuarially reduced pensions with a survivor benefit for spouses, unless participants choose otherwise.

The Internal Revenue Code places limitations on benefit amounts that may be paid under the pension plans and on the amount of compensation that may be recognized when determining benefits. In 2007, the maximum annual benefit payable under the pension plans was $180,000 and the maximum amount of compensation that could be recognized when determining benefits was $225,000.

Supplemental Income Security Plan

We also offer key managers and executives, including all of our named executive officers, benefits under our non-qualified retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. Benefits under the SISP consist of

•	a supplemental retirement benefit intended to supplement the retirement income provided under our qualified pension plans - we refer to this benefit as the regular SISP benefit
•	an excess retirement benefit relating to Internal Revenue Code limitations on retirement benefits provided under our qualified pension plans - we refer to this benefit as the excess SISP benefit and
•	death benefits – we refer to these benefits as the SISP death benefit.

SISP benefits are forfeited if the participant’s employment is terminated for cause.

Regular SISP Benefits and Death Benefits

Regular SISP benefits and death benefits are determined by reference to a schedule. Our compensation committee, after receiving recommendations from our chief executive officer, determines the level at which participants are placed in the schedule. A participant’s placement is generally, but not always, determined by reference to the participant’s annual base salary.

Participants can elect to receive (1) the regular SISP benefit only, (2) the SISP death benefit only or (3) a combination of both. Regardless of the participant’s election, if the participant dies before the regular SISP benefit would commence, only the SISP death benefit is provided. If the participant elects to receive both a regular SISP benefit and a SISP death benefit, each of the benefits is reduced proportionately.

The regular SISP benefits reflected in the table above are based on the assumption that the participant elects to receive only the regular SISP benefit. The present values of the SISP death benefits that would be provided if the named executive officers were to die prior to the commencement of regular SISP benefits are reflected in the table that appears in the section entitled “Potential Payments Upon Termination or Change of Control.”

We amended the SISP in 2005 to address changes in applicable tax laws resulting from the enactment of section 409A of the Internal Revenue Code. As amended, regular SISP benefits that were vested as of December 31, 2004 and were thereby grandfathered under section 409A remain subject to SISP provisions then in effect. We refer to these benefits as SISP I benefits. Regular SISP benefits that are subject to section 409A, which we refer to as SISP II benefits, are governed by amended provisions intended to comply with section 409A. Participants generally have more discretion with respect to the distributions of their SISP I benefits.

The time and manner in which the regular SISP benefits are paid depend on a variety of factors, including the time and form of benefit elected by the participant and whether the benefits are SISP I or SISP II benefits. Unless the participant elects otherwise, the SISP I benefits are paid over 180 months, with benefits commencing when the participant attains age 65 or, if later, when the participant retires. Distribution of SISP II benefits generally is deferred for six months and the benefits are paid over 173 months. If the participant dies after the regular SISP benefits have begun but before receipt of all of the regular SISP benefits, the remaining payments are made to the participant’s designated beneficiary.

Rather than receiving their regular SISP benefits in equal monthly installments over 15 years commencing at age 65, participants can elect a different form and time of commencement of their SISP I benefits. Participants can elect to defer commencement of the regular SISP benefits. If this is elected, the participant retains the right to receive a monthly SISP death benefit if death occurs prior to the commencement of the regular SISP benefit. Alternatively, participants can elect to receive both a regular SISP benefit and a SISP death benefit. A similar, one-time election may be made with respect to SISP II benefits, provided the election is made sufficiently in advance of the date SISP retirement benefits start.

Participants also can elect to receive their SISP I benefits in one of three actuarially equivalent forms – a life annuity, one hundred percent joint and survivor annuity or a joint and two-thirds joint and survivor annuity, provided that the cost of providing these actuarial equivalent forms of benefits does not exceed the cost of providing the normal form of benefit. Additionally, the SISP’s administrator may choose to pay the SISP I benefits in the form of an actuarial equivalent lump sum. Neither the election to receive an actuarial equivalent benefit nor the administrator’s right to pay the regular SISP benefit in the form of an actuarially equivalent lump sum are available with respect to SISP II benefits.

To promote retention, the regular SISP benefits are subject to the following ten-year vesting schedule:

•	0% vesting for less than 3 years of participation
•	20% vesting for 3 years of participation
•	40% vesting for 4 years of participation and
•	an additional 10% vesting for each additional year of participation up to 100% vesting for 10 years of participation.

SISP death benefits become fully vested if the participant dies while actively employed. Otherwise, the SISP death benefits are subject to the same vesting schedule as the regular SISP benefits.

Excess SISP Benefits

Excess SISP benefits are equal to the difference between (1) the monthly retirement benefits that would have been payable to the participant under our qualified pension plan absent the limitations under the Internal Revenue Code and (2) the actual benefits payable to the participant under the qualified pension plan. Participants are only eligible for the excess SISP benefits if (1) the participant is fully vested under the qualified pension plan, (2) the participant’s employment terminates prior to age 65 and (3) benefits under the qualified pension plan are reduced due to limitations under the Internal Revenue Code on plan compensation. With the exception of Mr. Harp, each of the named executive officers would be entitled to the excess SISP benefits if they were to terminate employment prior to age 65. Mr. Harp must remain employed until age 60 to become entitled to his excess SISP benefit.

Benefits generally commence six months after the participant’s employment terminates and continue up to age 65 or until the death of the participant, if prior to age 65. If a participant who dies prior to age 65 elected a joint and survivor benefit, the survivor’s excess SISP benefits are paid until the date the participant would have attained age 65.

Mr. Harp’s Additional Retirement Benefit

To encourage Mr. Harp to remain with the company through 2007, on November 16, 2006, upon recommendation of our chief executive officer and the compensation committee, our board of directors approved an additional retirement benefit for Mr. Harp. The benefit provides for Mr. Harp to receive payments that represent the equivalent of an additional three years of service under the pension plan, excess SISP and the SISP if he did not resign or retire before January 2, 2008 and if he had acceptable successors in place prior to his departure. The additional three years of service recognize Mr. Harp’s previous employment with a subsidiary of the company. To calculate payments Mr. Harp could receive due to his additional retirement benefit, we applied the additional years of service to each of the retirement arrangements and assumed that he remained employed until age 60, for purposes of calculating the additional benefit under the pension plan and excess SISP, and age 65, for purposes of calculating the additional benefit under the SISP II. Because Mr. Harp would be fully vested in the SISP II benefit if he retired at age 65, the additional years of service provided by the agreement would not increase his SISP II benefit. Consequently, the amount shown in the table does not include any additional benefit attributable to the SISP II. If Mr. Harp were to retire before achieving 10 years of service and becoming fully vested in his SISP II benefit, the additional years of service provided by the additional retirement benefit would increase his vesting percentage under the SISP II and therefore would result in an additional payment. For a description of the payments that could be provided under the additional retirement benefit if Mr. Harp’s employment were to be terminated on December 31, 2007, refer to the table and related notes in “Potential Payment upon Termination or Change of Control” below.

The SISP also provides that if a participant becomes totally disabled, the participant will continue to receive credit for up to two additional years under the SISP as long as the participant is totally disabled during such time. Since the named executive officers other than Mr. Harp are fully vested in their SISP benefits, this would not result in any incremental benefit for the named executive officers other than Mr. Harp. The present value of these two additional years of service for Mr. Harp is reflected in the table that appears in the section entitled “Potential Payments Upon Termination or Change of Control.”

Nonqualified Deferred Compensation for 2007

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Earnings in Aggregate Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Terry D. Hildestad	—	—	64,170	—	728,975
Vernon A. Raile	—	—	115,965	—	1,317,207
William E. Schneider	392,000(1)	—	98,325	—	1,168,277
John G. Harp	—	—	—	—	—
Bruce T. Imsdahl	159,278	—	31,178	—	375,498

(1)	This amount was reported in the Summary Compensation Table for 2006 in column (g). Amounts reported in the Summary Compensation Table for 2007 in column (g) that our named executive officers have elected to defer are credited in 2008 and will be reflected in this table for 2008.

Participants in the executive incentive compensation plans may elect to defer up to 100% of their annual incentive awards. Deferred amounts will accrue interest at a rate determined annually by the compensation committee. The interest rate in effect for 2007, commencing January 1, 2007 was 9.25% or prime rate plus one percent. In August 2007 the compensation committee reduced the interest rate on deferred compensation from the prime rate plus one percentage point to the prime rate, effective January 1, 2008. The deferred amount will be paid in accordance with the participant’s election, following termination of employment or beginning in the fifth year following the year the award was granted. The amounts will be paid in accordance with the participant’s election in monthly installments not to exceed 120 months. In the event of a change of control, all amounts become immediately payable.

Under the executive incentive compensation plan, upon a change of control, deferred awards become immediately payable. In 2007, the plan’s definition of change of control was amended to comply with Section 409A of the Internal Revenue Code. As amended, a change of control is defined as

•	an acquisition during a 12-month period of 30% or more of the total voting power of our stock
•	an acquisition of our stock that, together with stock already held by the acquirer, constitutes more than 50% of the total fair market value or total voting power of our stock
•	replacement of a majority of the members of our board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors or
•	acquisition of our assets having a gross fair market value at least equal to 40% of the total gross fair market value of all of our assets.

Potential Payments upon Termination or Change of Control

The following tables—Potential Payments upon Termination or Change of Control—show the payments and benefits our named executive officers would receive in connection with a variety of employment termination scenarios and upon a change of control. The information assumes the terminations and the change of control occurred on December 31, 2007. All of the payments and benefits described below would be provided by the company or its subsidiaries.

The tables do not include amounts such as base salary, annual incentives and stock awards the named executive officers earned due to employment through December 31, 2007 or compensation or benefits provided under plans or arrangements that do not discriminate in favor of the named executive officers and that are generally available to all salaried employees, such as benefits under our qualified defined benefit pension plan, accrued vacation pay, continuation of health care benefits and life insurance benefits. The tables also do not include the named executive officers’ benefits under our non-qualified account balance deferred compensation plan. See the Pension Benefits for 2007 table and the Nonqualified Deferred Compensation for 2007 table, and accompanying narratives, for a description of the named executive officers’ accumulated benefits under our qualified defined benefit pension plans and our non-qualified account balance deferred compensation plan.

We provide disability benefits to all of our salaried employees equal to 60% of their base salary, subject to a cap on the amount of base salary taken into account when calculating benefits. For executives, the limit on base salary is $200,000. For other salaried employees, the limit is $100,000. For all salaried employees, disability payments continue until age 65 if disability occurs at or before age 60 and for 5 years if disability occurs between the ages of 60 and 65. Disability benefits are reduced for amounts paid as retirement benefits. The amounts in the tables reflect the present value of the disability benefits attributable to the additional $100,000 of base salary recognized for executives under our disability program, subject to the 60% limitation, after reduction for amounts that would be paid as retirement benefits. The present value of the disability benefits was determined using a discount rate of 6.0%. As the tables reflect, with the exception of Mr. Harp, the reduction for amounts paid as retirement benefits would eliminate disability benefits assuming a termination of employment on December 31, 2007.

Upon a change of control, share based awards granted under our Long-Term Performance-Based Incentive Plan vest and non-share based awards are paid in cash. All of the named executive officers’ outstanding unvested stock options and all shares of restricted stock would vest in full upon a change of control. All performance share awards would vest at their target levels. For this purpose, the term change of control is defined as:

•	the public announcement that another entity will acquire 20% or more of our voting stock
•	commencement of a tender or exchange offer the consummation of which would result in the acquisition of 30% or more of our voting stock
•	the announcement of a transaction that would constitute a change in control under Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended
•	a proposed change in a majority of our board of directors during any two consecutive years, unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were members of the board at the beginning of the period or
•	any other event deemed by a majority of the compensation committee of our board to constitute a change of control.

Shares of restricted stock and associated dividends are forfeited upon termination of employment. Performance shares are forfeited if termination of employment occurs during the first year of the performance period. If a termination of employment occurs for a reason other than cause during the second year of the performance period, the executive receives a prorated portion of any performance shares earned based on the number of months employed during the performance period. If a termination of employment occurs for a reason other than cause during the third year of the performance period, the executive receives the full amount of any performance shares earned. Accordingly, if a December 31, 2007 termination is assumed, the 2007-2009 performance share awards would be forfeited, the 2006-2008 performance share awards would be reduced by 12/36ths and the 2005-2007 performance share awards would be earned. The number of performance shares earned depends on actual performance through the full performance period. To illustrate the potential vesting that could occur under different employment termination scenarios, we assumed target performance would be achieved. Although vesting would only occur after completion of the performance period, the amounts shown in the tables were not reduced to reflect the present value of the performance shares that could vest. Dividend equivalents attributable to earned performance shares would also be paid. Dividend equivalents accrued through December 31, 2007 are included in the amounts shown.

The value of the vesting of shares of restricted stock and performance shares shown in the tables was determined by multiplying the number of shares of restricted stock or performance shares that would vest upon termination or a change of control by the closing price of our stock on December 31, 2007.

We also have change of control employment agreements with our named executive officers and other executives, which provide certain protections to the executives in the event there is a change of control of the company.

For these purposes, we define “change of control” as:

•	the acquisition by an individual, entity or group of 20% or more of our voting securities
•	a turnover in a majority of our board of directors without the approval of a majority of the members of the board who were members of the board as of the agreement date or whose election was approved by such board members
•	consummation of a merger or consolidation, unless our stockholders immediately prior to the merger beneficially own more than 60% of the outstanding shares and voting power of the resulting corporation after the merger or
•	stockholder approval of our liquidation or dissolution.

If a change of control occurs, the agreements provide for a three-year employment period from the date of the change of control, during which the named executive officer is entitled to receive:

•	a base salary not less than twelve times the highest monthly salary paid within the preceding twelve months
•	annual bonuses* not less than the highest annual bonus for any of the three years before the change of control and
•	participation in our incentive, savings, retirement and welfare benefit plans.

Assuming a change of control occurred on December 31, 2007, the guaranteed minimum level of base salary provided over the three-year employment period would not result in an increase in any

_______________

*     “Bonus” for purposes of the change of control employment agreements refers to annual incentive compensation.

of the named executive officers’ base salaries. The minimum annual bonus amounts Messrs. Hildestad, Raile, Schneider, Harp and Imsdahl would be entitled to over the three-year employment period would be $1,250,000, $350,700, $392,000, $341,000 and $322,400, respectively. The agreements also provide that severance payments and benefits will be provided:

•	if the named executive officer’s employment is terminated during the employment period, other than for cause or disability
•	if the named executive officer’s employment is terminated prior to the change of control, if connected to the change of control, other than for cause or disability or
•	the named executive officer resigns for good reason, which includes for any reason during the 30-day period beginning on the first anniversary of the change of control.

“Cause” means the named executive officer’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct materially injurious to the company. “Good reason” includes:

•	the diminution of the named executive officer’s position, authority, duties or responsibilities
•	the reduction of the named executive officer’s pay or benefits and
•	relocation or increased travel obligations.

In such event, the named executive officer would receive:

•	accrued but unpaid base salary, accrued but unused vacation and payment of deferred compensation
•	a lump sum payment equal to three times his (a) annual salary using the higher of the then current annual salary or twelve times the highest monthly salary paid within the twelve months before the change of control and (b) annual bonus using the highest annual bonus for any of the three years before the change of control or, if higher, the annual bonus for the most recently completed fiscal year
•	a pro-rated annual bonus for the year of termination
•	an amount equal to the excess of (a) the actuarial equivalent of the benefit under our qualified pension plan and non-qualified defined benefit retirement plans that the executive would receive if employment continued for an additional three years over (b) the actuarial equivalent of the actual benefit paid or payable under these plans
•	welfare benefit plan coverage for the executive and his family for three years and an additional three years of service for purposes of determining eligibility for retiree welfare benefits
•	outplacement benefits and
•	a modified tax gross-up. This is an additional payment to make the executive whole for any federal excise tax on excess parachute payments. The gross-up payment is not made if the total parachute payments are not more than 110% of the safe harbor amount for that tax. In that case, the executive’s payments and benefits would be reduced to avoid the tax.

This description of severance payments and benefits reflects the current terms of the agreements. The agreements have not yet been amended to address changes in applicable tax laws under Section 409A of the Internal Revenue Code, but they would be operated in a manner that complies with Section 409A if a payment event were to occur before amendments have been made.

The compensation committee may also consider providing severance benefits on a case-by-case basis for employment terminations not related to a change of control. The compensation committee adopted a checklist of factors in February 2005 to consider when determining whether any such severance benefits should be made. The tables do not reflect any such severance benefits, as these benefits are made in the discretion of the committee on a case by case basis and it is not possible to estimate the severance benefits, if any, that would be made.

Terry D. Hildestad

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination	Not for Cause Termination	For Cause Termination	Death	Disability	Not for Cause or Good Reason Termination (change of control)	Change of Control (without termination)

Compensation:
Base Salary						$1,875,000
Short-term Incentive(1)						$5,000,000
2005-2007 Performance Shares	$558,110	$558,110		$558,110	$558,110	$558,110	$558,110
2006-2008 Performance Shares	$456,856	$456,856		$456,856	$456,856	$685,284	$685,284
2007-2009 Performance Shares						$932,173	$932,173
Restricted Stock						$102,488	$102,488
Benefits and Perquisites:
Incremental Pension
Regular SISP(2)	$2,920,258	$2,920,258			$2,920,258	$2,920,258
Excess SISP(3)	$649,661	$649,661			$649,661	$649,661
SISP Death Benefits(4)				$8,694,010
Post-Retirement Health Care
Disability Benefits
Continuation of Welfare Benefits						$59,701
Outplacement Services						$50,000
280G Tax Gross-up(5)						$4,465,009
Total	$4,584,885	$4,584,885		$9,708,976	$4,584,885	$17,297,684	$2,278,055

(1)	Includes the pro-rated annual bonus for the year of termination, which is the full annual bonus since we assume termination occurred on December 31, 2007, and the additional severance payment of three times the annual bonus. For each of these, we used the higher of (1) the annual incentive earned in 2007 or (2) the highest annual incentive earned in 2004, 2005 and 2006.
(2)	Represents the present value of Mr. Hildestad’s vested regular SISP benefit as of December 31, 2007, which was $36,500 per month for 15 years, commencing at age 65. Present value was determined using a 6.0% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2007 table.
(3)	Represents the present value of all excess SISP benefits Mr. Hildestad would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2007 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Hildestad’s change of control agreement would not increase the actuarial present value of his qualified pension plan benefits or his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $73,000 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.0% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2007 table.
(5)	Assumes an incremental overall tax rate of 41.994%, increased by the Internal Revenue Code section 4999 excise tax of 20%.

Vernon A. Raile

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination	Not for Cause Termination	For Cause Termination	Death	Disability	Not for Cause or Good Reason Termination (change of control)	Change of Control (without termination)

Compensation:
Base Salary						$1,052,100
Short-term Incentive(1)						$1,402,800
2005-2007 Performance Shares	$182,126	$182,126		$182,126	$182,126	$182,126	$182,126
2006-2008 Performance Shares	$237,754	$237,754		$237,754	$237,754	$356,630	$356,630
2007-2009 Performance Shares						$353,928	$353,928
Restricted Stock						$30,758	$30,758
Benefits and Perquisites:
Incremental Pension
Regular SISP(2)	$1,724,857	$1,724,857			$1,724,857	$1,724,857
Excess SISP(3)	$35,448	$35,448			$35,448	$35,448
SISP Death Benefits(4)				$3,837,274
Post-Retirement Health Care
Disability Benefits
Continuation of Welfare Benefits						$54,920
Outplacement Services						$50,000
280G Tax Gross-up(5)						$1,632,294
Total	$2,180,185	$2,180,185		$4,257,154	$2,180,185	$6,875,861	$923,442

(1)	Includes the pro-rated annual bonus for the year of termination, which is the full annual bonus since we assume termination occurred on December 31, 2007, and the additional severance payment of three times the annual bonus. For each of these, we used the higher of (1) the annual incentive earned in 2007 or (2) the highest annual incentive earned in 2004, 2005 and 2006.
(2)	Represents the present value of Mr. Raile’s vested regular SISP benefit as of December 31, 2007, which was $16,110 per month for 15 years, commencing at age 65. Present value was determined using a 6.0% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2007 table.
(3)	Represents the present value of all excess SISP benefits Mr. Raile would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2007 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Raile’s change of control agreement would not increase the actuarial present value of his qualified pension plan benefits or his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $32,220 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.0% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2007 table.
(5)	Assumes an incremental overall tax rate of 41.994%, increased by the Internal Revenue Code section 4999 excise tax of 20%.

William E. Schneider

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination	Not for Cause Termination	For Cause Termination	Death	Disability	Not for Cause or Good Reason Termination (change of control)	Change of Control (without termination)

Compensation:
Base Salary						$1,266,000
Short-term Incentive(1)						$1,568,000
2005-2007 Performance Shares	$377,123	$377,123		$377,123	$377,123	$377,123	$377,123
2006-2008 Performance Shares	$292,386	$292,386		$292,386	$292,386	$438,579	$438,579
2007-2009 Performance Shares						$425,902	$425,902
Restricted Stock						$82,002	$82,002
Benefits and Perquisites:
Incremental Pension(2)						$46,868
Regular SISP(3)	$1,755,218	$1,755,218			$1,755,218	$1,755,218
Excess SISP	$114,031(4)	$114,031(4)			$114,031(4)	$81,695(5)
SISP Death Benefits(6)				$4,650,700
Post-Retirement Health Care
Disability Benefits
Continuation of Welfare Benefits						$41,943
Outplacement Services						$50,000
280G Tax Gross-up(7)						$1,943,884
Total	$2,538,758	$2,538,758		$5,320,209	$2,538,758	$8,077,214	$1,323,606

(1)	Includes the pro-rated annual bonus for the year of termination, which is the full annual bonus since we assume termination occurred on December 31, 2007, and the additional severance payment of three times the annual bonus. For each of these, we used the higher of (1) the annual incentive earned in 2007 or (2) the highest annual incentive earned in 2004, 2005 and 2006.
(2)	Represents the payment that would be made under Mr. Schneider’s change of control agreement based on the increase in the actuarial present value of his qualified pension plan benefit that would result if he continued employment for an additional three years.
(3)	Represents the present value of Mr. Schneider’s vested regular SISP benefit as of December 31, 2007, which was $19,525 per month for 15 years, commencing at age 65. Present value was determined using a 6.0% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2007 table.
(4)	Represents the present value of all excess SISP benefits Mr. Schneider would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2007 table.
(5)	Represents the present value of all excess SISP benefits Mr. Schneider would be entitled to upon termination of employment under the SISP, plus the payment that would be made under Mr. Schneider’s change of control agreement based on the increase in the actuarial present value of his excess SISP benefit that would result if he continued employment for an additional three years.
(6)	Represents the present value of 180 monthly payments of $39,050 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.0% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2007 table.
(7)	Assumes an incremental overall tax rate of 41.994%, increased by the Internal Revenue Code section 4999 excise tax of 20%.

John G. Harp

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination	Not for Cause Termination	For Cause Termination	Death	Disability	Not for Cause or Good Reason Termination (change of control)	Change of Control (without termination)

Compensation:
Base Salary						$1,023,000
Short-term Incentive(1)						$1,364,000
2005-2007 Performance Shares	$314,254	$314,254		$314,254	$314,254	$314,254	$314,254
2006-2008 Performance Shares	$192,676	$192,676		$192,676	$192,676	$289,000	$289,000
2007-2009 Performance Shares						$286,799	$286,799
Restricted Stock
Benefits and Perquisites:
Incremental Pension(2)						$270,154
Regular SISP					$322,794(3)	$652,676(4)
Excess SISP
SISP Death Benefits(5)				$2,892,843
Post-Retirement Health Care
Disability Benefits						$444,292
Continuation of Welfare Benefits						$38,890
Outplacement Services						$50,000
280G Tax Gross-up(6)						$1,694,778
Total	$506,930	$506,930		$3,399,773	$829,724	$6,427,843	$890,053

(1)	Includes the pro-rated annual bonus for the year of termination, which is the full annual bonus since we assume termination occurred on December 31, 2007, and the additional severance payment of three times the annual bonus. For each of these, we used the higher of (1) the annual incentive earned in 2007 or (2) the highest annual incentive earned in 2004, 2005 and 2006.
(2)	Represents the payment that would be made under Mr. Harp’s change of control agreement based on the increase in the actuarial present value of his qualified pension plan benefit that would result if he continued employment for an additional three years. Also represents the equivalent of three additional years of service that would be provided under the retirement benefit agreement described following the Pension Benefits for 2007 table.
(3)	Represents the present value of the additional SISP retirement benefit due to an additional two years vesting under our SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2007 table. Present value was determined using a 6.0% discount rate.
(4)	Represents the payment that would be made under Mr. Harp’s change of control agreement based on the increase in the actuarial present value of his regular SISP benefit that would result if he continued employment for an additional three years. Also includes the additional benefit attributable to three additional years of service that would be provided under the retirement benefit agreement described following the Pension Benefits for 2007 table.
(5)	Represents the present value of 180 monthly payments of $24,290 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.0% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2007 table.
(6)	Assumes an incremental overall tax rate of 36.45%, increased by the Internal Revenue Code section 4999 excise tax of 20%.

Bruce T. Imsdahl

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination	Not for Cause Termination	For Cause Termination	Death	Disability	Not for Cause or Good Reason Termination (change of control)	Change of Control (without termination)

Compensation:
Base Salary						$967,200
Short-term Incentive(1)						$1,289,600
2005-2007 Performance Shares	$358,239	$358,239		$358,239	$358,239	$358,239	$358,239
2006-2008 Performance Shares	$192,676	$192,676		$192,676	$192,676	$289,000	$289,000
2007-2009 Performance Shares						$271,136	$271,136
Restricted Stock						$41,001	$41,001
Benefits and Perquisites:
Incremental Pension
Regular SISP(2)	$1,091,786	$1,091,786			$1,091,786	$1,091,786
Excess SISP(3)	$123,362	$123,362			$123,362	$123,362
SISP Death Benefits(4)				$2,892,843
Post-Retirement Health Care
Disability Benefits
Continuation of Welfare Benefits						$60,076
Outplacement Services						$50,000
280G Tax Gross-up(5)						$1,436,776
Total	$1,766,063	$1,766,063		$3,443,758	$1,766,063	$5,978,176	$959,376

(1)	Includes the pro-rated annual bonus for the year of termination, which is the full annual bonus since we assume termination occurred on December 31, 2007, and the additional severance payment of three times the annual bonus. For each of these, we used the higher of (1) the annual incentive earned in 2007 or (2) the highest annual incentive earned in 2004, 2005 and 2006.
(2)	Represents the present value of Mr. Imsdahl’s vested regular SISP benefit as of December 31, 2007, which was $12,145 per month for 15 years, commencing at age 65. Present value was determined using a 6.0% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2007 table.
(3)	Represents the present value of all excess SISP benefits Mr. Imsdahl would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2007 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Imsdahl’s change of control agreement would not increase the actuarial present value of his qualified pension plan benefits or his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $24,290 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.0% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2007 table.
(5)	Assumes an incremental overall tax rate of 41.994%, increased by the Internal Revenue Code section 4999 excise tax of 20%.

Director Compensation for 2007

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)		Stock Awards ($) (c)(2)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)

Thomas Everist	57,500		125,825		—(4)	—	—	276	183,601
Karen B. Fagg	57,000	(5)	125,825		—	—	—	276	183,101
Dennis W. Johnson	65,500	(6)	125,825		—	—	—	276	191,601
Richard H. Lewis	60,000		125,825		—	—	—	276	186,101
Patricia L. Moss	52,500	(7)	125,825		—	—	—	276	178,601
John L. Olson	65,000		125,825		—(8)	—	—	276	191,101
Harry J. Pearce	80,000		175,825	(9)	—(10)	—	—	276	256,101
Sister Thomas Welder, O.S.B.	45,000		125,825		—	—	—	276	171,101
John K. Wilson	55,500	(11)	125,825		—	—	—	276	181,601

(1)	Amounts rounded to exclude receipt of cash in lieu of fractional shares of common stock.
(2)	Valued based on $31.07, the purchase price of the stock on the date of grant, April 27, 2007, which is the grant date fair value.
(3)	Group life insurance premium.
(4)	Mr. Everist had 28,686 stock options outstanding as of December 31, 2007.
(5)	Includes $18,000 that Ms. Fagg received in our common stock in lieu of cash.
(6)	Includes $65,500 that Mr. Johnson received in our common stock in lieu of cash.
(7)	Includes $52,500 that Ms. Moss received in our common stock in lieu of cash.
(8)	Mr. Olson had 23,624 stock options outstanding as of December 31, 2007.
(9)	Includes $125,825 for the April 27, 2007 stock grant and $50,000 of stock as part of Mr. Pearce’s retainer as chairman of the board.
(10)	Mr. Pearce had 13,500 stock options outstanding as of December 31, 2007.
(11)	Includes $30,000 that Mr. Wilson received in our common stock in lieu of cash.

The fees and other compensation shown in the table are for services on our board of directors and on committees of our board of directors.

Annual Non-Employee Director Retainers:
Non-Executive Chairman	$130,000	(1)(2)
Lead Director, if any	63,000
Audit Committee Chairman	40,000
Compensation Committee Chairman	35,000
Nominating and Governance Committee Chairman	35,000
Other Non-Employee Directors	30,000
Fee per Meeting Attended:
Board Meeting	$1,500
Committee Meeting	1,500
Annual Stock Grant:	4,050 shares

(1)	$50,000 of this amount is paid in company common stock.
(2)	The Non-Executive Chairman does not receive board or committee meeting fees.

In addition to liability insurance, we maintain group life insurance in the amount of $100,000 on each non-employee director for the benefit of each director’s beneficiaries during the time each director serves on the board. The annual cost per director is $276.

Directors may defer all or any portion of the annual cash retainer, meeting fees and any other cash compensation paid for service as a director pursuant to the Deferred Compensation Plan for Directors. Deferred amounts are held as phantom stock with dividend accruals and are paid out in cash over a five-year period after the director leaves the board.

Directors are reimbursed for all reasonable travel expenses including spousal expenses in connection with attendance at meetings of the board and its committees. All amounts together with any other perquisites were below the disclosure threshold for 2007.

Our post-retirement income plan for directors was terminated in May 2001 for current and future directors. The net present value of each director’s benefit was calculated and converted into phantom stock. Payment is deferred pursuant to the Deferred Compensation Plan for Directors and will be made in cash over a five-year period after the director’s retirement from the board.

The board adopted stock ownership guidelines for directors in November 2005. Each director is expected to own our common stock equal in value to five times the director’s annual cash retainer. A director, with good cause and with the knowledge of the board, may donate or assign all of the director’s company common stock to a charitable, religious or non-profit organization in lieu of ownership. Shares acquired through purchases on the open market and participation in our director stock plans will be considered in ownership calculations as will ownership of our common stock by a spouse. A director is allowed five years commencing January 1 of the year following the year of that director’s initial election to the board to meet the guideline requirements. The level of common stock ownership is monitored with an annual report made to the compensation committee of the board at the February meeting. For stock ownership, please see “Security Ownership.”

In our Director Compensation Policy, we prohibit our directors from hedging their ownership of company common stock. Directors may not enter into transactions that allow the director to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership.

INFORMATION CONCERNING EXECUTIVE OFFICERS

At each annual meeting of the board our board of directors elects our executive officers, who serve until the next annual meeting of the board or until their successors are chosen and qualify. A majority of our board of directors may remove any executive officer at any time. Information concerning our executive officers, including their ages, present corporate positions and business experience, is as follows:

Name	Age	Present Corporate Position and Business Experience

Terry D. Hildestad	58	President and Chief Executive Officer. For information about Mr. Hildestad, see “Election of Directors.”
Steven L. Bietz	49	Mr. Bietz was elected President and Chief Executive Officer of WBI Holdings, Inc. effective March 4, 2006; President effective January 2, 2006; Executive Vice President and Chief Operating Officer effective September 1, 2002; Vice President-Administration and Chief Accounting Officer effective November 3, 1999; Vice-President-Administration effective February 1997; and Controller effective January 1994.
Mark A. Del Vecchio	48	Mr. Del Vecchio was elected Vice President – Human Resources on October 1, 2007. From November 3, 2003 to October 1, 2007, Mr. Del Vecchio was Director of Executive Programs and Compensation. From April 1996 to October 31, 2003, Mr. Del Vecchio was Vice President and member of The Carter Group, LLC, an executive search and management consulting company.
John G. Harp	55	Mr. Harp was elected President and Chief Executive Officer of Utility Services Inc., which is now MDU Construction Services Group, Inc., effective September 29, 2004. From May 2004 to September 29, 2004, Mr. Harp was Vice President of Ledcor Technical Services Inc., a provider of fiber optic cable maintenance services. From April 2001 to May 2004, he was President of JODE CORP., a broadband maintenance company. Mr. Harp sold JODE CORP. to Ledcor Construction in May 2004. Prior to that, he was President of Harp Line Constructors and Harp Engineering, Inc. from July 1998, when they were bought by Utility Services Inc., to April 2001.
Bruce T. Imsdahl	59	Mr. Imsdahl was elected President and Chief Executive Officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of the Company, effective November 11, 2004. He previously was President of these two divisions effective July 4, 2003. Prior to that, he was Executive Vice President of these divisions effective February 5, 2003, Vice President-Energy Supply of Montana-Dakota Utilities Co. effective November 1, 1992 and Vice President-Power Supply of Montana-Dakota Utilities Co. effective May 4, 1989. Mr. Imsdahl was elected Chief Executive Officer of Cascade Natural Gas Corporation on July 2, 2007.

Name	Age	Present Corporate Position and Business Experience

Nicole A. Kivisto	34	Ms. Kivisto was elected Controller effective December 1, 2005. Prior to that she was a Financial Analyst IV in the Corporate Planning Department effective May 2003; a Financial and Investor Relations Analyst in the Investor Relations Department effective May 2000; and a Financial Analyst in the Corporate Accounting Department effective July 1995.
Cynthia J. Norland	53	Ms. Norland was elected Vice President – Administration effective July 16, 2007. Prior to that she was the Assistant Vice President – Administration effective January 17, 2007; Associate General Counsel in the Legal Department effective March 6, 2004; and Senior Attorney in the Legal Department effective June 1, 1995.
Vernon A. Raile	63	Mr. Raile was elected Executive Vice President, Treasurer and Chief Financial Officer effective March 1, 2006; Executive Vice President and Chief Financial Officer effective January 3, 2006; and Senior Vice President, Controller and Chief Accounting Officer effective November 2002. He served as Controller until May 2003. He was Vice President, Controller and Chief Accounting Officer from August 1992 until November 2002.
Paul K. Sandness	53	Mr. Sandness was elected General Counsel and Secretary of the Company, its divisions and major subsidiaries effective April 6, 2004. He also was elected a Director of the Company’s principal subsidiaries and was appointed to the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Prior to that he served as a Senior Attorney effective 1987 and as an Assistant Secretary of several subsidiary companies.
William E. Schneider	59	Mr. Schneider was elected President and Chief Executive Officer of Knife River Corporation effective May 1, 2005; and Senior Vice President-Construction Materials effective from September 15, 1999 to April 30, 2005.
Doran N. Schwartz	38	Mr. Schwartz was elected Vice President and Chief Accounting Officer effective March 1, 2006; and Assistant Vice President-Special Projects effective September 6, 2005. Prior to that, he was Director of Controllership for American Express, a financial services company, from November 2004 to August 2005; Audit Manager for Deloitte & Touche, an audit and professional services company, from June 2002 to November 2004; and Audit Manager/Senior for Arthur Andersen, an audit and professional services company, from December 1997 to June 2002.

Name	Age	Present Corporate Position and Business Experience

John P. Stumpf	48	Mr. Stumpf was elected Vice President – Strategic Planning effective December 1, 2006. Mr. Stumpf was Vice President – Corporate Development for Knife River Corporation from July 1, 2002 to November 30, 2006 and Director of Corporate Development of Knife River Corporation from January 14, 2002 to June 30, 2002. Prior to that, he was Special Projects Manager for Knife River Corporation from May 1, 2000 to January 13, 2002.

SECURITY OWNERSHIP

The table below sets forth the number of shares of our capital stock that each director and each nominee for director, each named executive officer and all directors and executive officers as a group owned beneficially as of December 31, 2007.

Name	Common Shares Beneficially Owned(1)		Common Shares Beneficially Owned Include:		Percent of Class	Deferred Director Fees Held as Phantom Stock(4)
			Shares Individuals Have Rights to Acquire Within 60 Days(2)	Shares Held By Family Members(3)

Thomas Everist	2,462,523	(5)	28,686		1.4	25,209
Karen B. Fagg	9,244				*	—
John G. Harp	100,758	(7)			*	—
Terry D. Hildestad	151,314	(7)			*	—
Bruce T. Imsdahl	104,189	(7)	25,896		*	—
Dennis W. Johnson	53,453	(6)		4,560	*	—
Richard H. Lewis	8,100				*	4,700
Patricia L. Moss	29,500				*	—
John L. Olson	115,198		23,624		*	22,570
Harry J. Pearce	147,025		13,500		*	41,448
Vernon A. Raile	38,727	(7)			*	—
William E. Schneider	83,300	(7)			*	—
Sister Thomas Welder	60,375	(8)			*	19,180
John K. Wilson	51,065				*	—
All directors and executive officers as a group (21 in number)	3,509,087		97,598	5,744	1.9	113,107

*	Less than one percent of the class.
(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security.

(2)	Indicates shares of our stock that executive officers and directors have the right to acquire within 60 days pursuant to stock options. These shares are included in the “Common Shares Beneficially Owned” column.
(3)	These shares are included in the “Common Shares Beneficially Owned” column.
(4)	These shares are not included in the “Common Shares Beneficially Owned” column. Directors may defer all or a portion of their cash compensation pursuant to the Deferred Compensation Plan for Directors. Deferred amounts are held as phantom stock with dividend accruals and are paid out in cash over a five-year period after the director leaves the board.
(5)	Includes 2,420,000 shares of common stock acquired through the sale of Connolly-Pacific to us.
(6)	Mr. Johnson disclaims all beneficial ownership of the 4,560 shares owned by his wife.
(7)	Includes full shares allocated to the officer’s account in our 401(k) retirement plan.
(8)	The total includes shares held by the Annunciation Monastery, of which community Sister Welder is a member, and by the University of Mary, of which Sister Welder is the president. The monastery owns 48,373 shares. Sister Welder disclaims all beneficial ownership of the shares owned by the monastery and the university.

The table below sets forth information with respect to any person we know to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	New York Life Trust Company 51 Madison Avenue New York, NY 10010	10,874,746(1)	5.962%

(1)	In a Schedule 13G/A, Amendment No. 8, filed on February 14, 2008, New York Life Trust Company indicates that it holds these shares as directed trustee of our 401(k) plan and has sole voting and dispositive power with respect to all shares.

RELATED PERSON DISCLOSURE

The board of directors has adopted a policy for the review of related person transactions. This policy is contained in our corporate governance guidelines, which are posted on our website at www.mdu.com.

The audit committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our stockholders and the company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 are subject to the committee’s review.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, mothers-in-law, fathers-in-law, siblings, brothers-in-law, sisters-in-law, children, stepchildren, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

After its review, the committee makes a determination or a recommendation to the board and officers of the company with respect to the related person transaction. Upon receipt of the committee’s recommendation, the board of directors or officers, as the case may be, take such action as they deem appropriate in light of their responsibilities under applicable laws and regulations.

The audit committee and the board of directors reviewed two leases between an indirect subsidiary of the company and a Montana partnership, Mojo, owned by John G. Harp, President and Chief Executive Officer of MDU Construction Services Group, Inc., and his brother, Michael D. Harp. The properties described in these two leases are located in Kalispell and Billings, Montana. From 1998 to July 2007, the Kalispell and Billings properties were leased under three-year renewal options, and since July 2007 these properties have been leased on a month-to-month basis subject to the board’s approval of new three-year leases. In November 2007, the audit committee determined that renewing these leases is in the company’s best interests after it reviewed 2004 third party appraisals for the properties and a 2007 appraisal of the Kalispell property and considered the consumer price index and our operating companies’ knowledge of local property markets. The audit committee recommended and the board approved new three-year leases for these properties that provide for our indirect subsidiary to pay a combined monthly rent of $10,100 to Mojo. This represents a combined monthly rental increase of $1,008 over the prior 2004 rates and related leases.

CORPORATE GOVERNANCE

Director Independence

The board of directors has adopted a statement of policy on director independence that includes categorical standards for director independence. We have attached the policy to our proxy statement as exhibit “A”. The board of directors has determined that Thomas Everist, Karen B. Fagg, Dennis W. Johnson, Richard H. Lewis, Patricia L. Moss, John L. Olson, Harry J. Pearce, Sister Thomas Welder, and John K. Wilson:

•	have no material relationship with us and
•	are independent in accordance with our statement of policy on director independence standards, the New York Stock Exchange listing standards and the Sarbanes-Oxley Act of 2002.

In determining director independence for 2007, the board of directors considered the following transactions or relationships:

•	Mr. Everist’s ownership of approximately 2.5 million shares of our common stock
•	charitable contributions to the City of Dickinson – Mr. Johnson is president of the City of Dickinson board of commissioners
•	charitable contributions to Colorado UpLift – Mr. Lewis is a director and member of Colorado UpLift’s executive committee
•	charitable contributions to the Oregon Ethics in Business Program Sponsored by Willamette University – Ms. Moss served as co-chairperson of the program
•	charitable contributions to St. Alexius Medical Center – Sister Welder is a director of St. Alexius; payment of our employees’ tuition and education-related expenses and charitable contributions to the University of Mary – Sister Welder is president of the University of Mary; and charitable contributions to Missouri Slope Areawide United Way – Sister Welder is a director of the Missouri Slope Areawide United Way.

Code of Conduct

We have a code of conduct and ethics, which we refer to as the Leading with Integrity Guide, that applies to all employees, directors and officers.

We intend to satisfy our disclosure obligations regarding

•	amendments to, or waivers of, any provision of the code of conduct that applies to our principal executive officer, principal financial officer and principal accounting officer and that relates to any element of the code of ethics definition in Regulation S-K, Item 406(b) and
•	waivers of the code of conduct for our directors or executive officers, as required by New York Stock Exchange listing standards by posting such information on our website at http://www.mdu.com/corporate_governance/mdur26.htm.

Board Meetings and Committees

During 2007, the board of directors held eight meetings. Each incumbent director attended at least 75 percent of the combined total meetings of the board and the committees on which the director served during 2007. Director attendance at our annual meeting of stockholders is left to the discretion of each director. Three directors attended our 2007 annual meeting of stockholders.

Harry J. Pearce was elected non-employee chairman of the board on August 17, 2006. Mr. Pearce served as lead director from February 15, 2001 to August 17, 2006. He presides at the executive session of the non-employee directors held in connection with each regularly scheduled quarterly board of directors meeting. The non-employee directors also meet in executive session with the chief executive officer at each regularly scheduled quarterly board of directors meeting.

The board has a standing audit committee, compensation committee and nominating and governance committee. These committees are composed entirely of independent directors under the applicable New York Stock Exchange listing standards.

The audit, compensation and nominating and governance committees have charters which are available for review on our website at http://www.mdu.com/corporate_governance/mdur25.htm. Our corporate governance guidelines are available at http://www.mdu.com/corporate_ governance/mdur27.htm, and our Leading with Integrity Guide is also on our website at http://www.mdu.com/corporate_governance/mdur26.htm. You may obtain copies of any of these documents, without charge, by writing to the secretary, MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650.

Nominating and Governance Committee

The nominating and governance committee met three times during 2007. The committee members are John L. Olson, chairman, Karen B. Fagg, Richard H. Lewis and Sister Thomas Welder.

The nominating and governance committee provides recommendations to the board with respect to:

•	board organization, membership and function
•	committee structure and membership
•	succession planning for our executive management and
•	corporate governance guidelines applicable to us.

The committee identifies individuals qualified to become directors and recommends to the board the nominees for director for the next annual meeting of stockholders. The committee also identifies and recommends to the board individuals qualified to become our principal officers and the nominees for membership on each board committee. The committee oversees the evaluation of the board and management.

In identifying nominees for director, the committee consults with board members, our management consultants and other individuals likely to possess an understanding of our business and knowledge concerning suitable director candidates.

We have a policy on consideration of director candidates recommended to us and will consider candidates that our stockholders recommend. Stockholders may submit director recommendations to the nominating and governance committee chairman in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. Please include the following information:

•	the candidate’s name, age, business address and telephone number
•	the candidate’s principal occupation and
•	any other information you believe is relevant with respect to the recommendation.

You should submit such information at least 120 days prior to the anniversary of the mail date of the prior year’s proxy statement, or for next year, no later than November 7, 2008.

There are no differences in the manner by which the committee evaluates director candidates recommended by stockholders and those recommended by other sources.

In evaluating director candidates, the committee considers an individual’s

•	background, character and experience
•	skills and experience which complement the skills and experience of current board members
•	success in the individual’s chosen field of endeavor
•	skill in the areas of accounting and financial management, banking, general management, human resources, marketing, operations, public affairs, law and operations abroad
•	background in publicly traded companies
•	geographic area of residence and
•	affiliations or relationships with other groups, organizations or entities.

The committee generally will hire an outside firm to perform a background check on potential nominees.

Audit Committee

The audit committee is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The audit committee met seven times during 2007. The audit committee members are Dennis W. Johnson, chairman, Richard H. Lewis, John L. Olson and John K. Wilson.

The board of directors has determined that Messrs. Johnson, Lewis, Olson and Wilson are “audit committee financial experts” as defined by Securities and Exchange Commission regulations and are all independent under the applicable New York Stock Exchange listing standards.

The audit committee assists the board of directors in fulfilling its oversight responsibilities to the stockholders and serves as a communication link among the board, management, the independent auditors and the internal auditors. The audit committee:

•	assists the board’s oversight of
•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements
•	the independent auditors’ qualifications and independence and
•	the performance of our internal audit function and independent auditors and
•	prepares the report that Securities and Exchange Commission rules require we include in our annual proxy statement.

AUDIT COMMITTEE REPORT

In connection with our financial statements for the year ended December 31, 2007, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by statement on Auditing Standards No. 61, as amended, AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Dennis W. Johnson, Chairman
Richard H. Lewis
John L. Olson
John K. Wilson

_______________

Compensation Committee

The compensation committee met five times during 2007. The compensation committee members are Thomas Everist, chairman, Karen B. Fagg and Patricia L. Moss.

The compensation committee’s responsibilities, as set forth in its charter, include:

•	review and recommend changes to the board regarding our executive compensation policies for directors and executives
•	evaluate the chief executive officer’s performance and, either as a committee or together with other independent directors as directed by the board, determine his or her compensation
•	recommend to the board the compensation of our other Section 16 officers and directors
•	establish goals, make awards, review performance and determine, or recommend to the board, awards earned under our annual and long-term incentive compensation plans
•	review and discuss with management the compensation discussion and analysis and based upon such review and discussion, determine whether to recommend to the board that the compensation discussion and analysis be included in our proxy statement and/or our Annual Report on Form 10-K and

•	arrange for the preparation of and approve the compensation committee report to be included in our proxy statement and/or Annual Report on Form 10-K.

The compensation committee and the board of directors have sole and direct responsibility for determining compensation for our Section 16 officers and directors. The compensation committee makes recommendations to the board regarding compensation of all Section 16 officers, and the board then approves the recommendations. The compensation committee and the board may not delegate their authority. They may, however, use recommendations from outside consultants, the chief executive officer and the human resources department. The chief executive officer, the vice president – human resources and general counsel regularly attend compensation committee meetings. The committee meets in executive session as needed.

We discuss our processes and procedures for consideration and determination of compensation of our Section 16 officers in the compensation discussion and analysis. We also discuss in the compensation discussion and analysis the role of our executive officers and compensation consultants in determining or recommending compensation for our Section 16 officers.

The compensation committee has sole authority to retain, discharge and approve fees and other terms and conditions for retention of compensation consultants to assist in consideration of the compensation of the chief executive officer, the other Section 16 officers and the board of directors. In August 2007, the compensation committee amended its charter to require the committee’s pre-approval of the engagement of the committee’s compensation consultants by the company for any other purpose.

In addition to the services Towers Perrin provided to the compensation committee, Towers Perrin provided the following services to assist our human resources department in evaluating compensation for our non-Section 16 officers and management:

•	at the request of the compensation committee, a competitive analysis and report, substantially similar to that prepared for the Section 16 officers, for the select executive officers who participate in our Long-Term Performance-Based Incentive Plan and
•	access to salary surveys and an employee benefits database which our human resources department used to evaluate the compensation for non-select executive officers, management and our general employee population.

The board of directors determines compensation for our non-employee directors based upon recommendations from the compensation committee. The committee reviewed and made recommendations with respect to director compensation at its May 2007 meeting. The committee also retained Towers Perrin to provide a competitive analysis of board of director compensation. At its May 2007 meeting, the committee reviewed the competitive analysis of director compensation prepared by Towers Perrin. The Towers Perrin survey used market data from our performance graph peer group companies gathered from their 2007 proxy filings and addressed general trends in director compensation. The committee compared this survey data to our

•	annual cash retainer to non-employee directors and to the non-executive chairman of the board
•	stock awards to all non-employee directors
•	board meeting fees to all non-employee directors
•	committee meeting fees and
•	committee chairperson fees.

Our chief executive officer reported to the committee on the portion of the survey regarding non-executive chairman compensation. After review and discussion of the market data, the compensation committee made recommendations to maintain director compensation at its current level. The board approved the recommendations.

Stockholder Communications

Stockholders and other interested parties who wish to contact the board of directors or an individual director, including our non-employee chairman or non-employee directors as a group, should address a communication in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. The secretary will forward all communications.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of our common stock file reports of their trading in our equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5 furnished to us during and with respect to 2007 or written representations that no Forms 5 were required, we believe that all such reports were timely filed.

OTHER BUSINESS

Our management knows of no other matters to come before the meeting. However, if any matter requiring a vote of the stockholders should arise, the persons named in the enclosed proxy will vote in accordance with their best judgment.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, he or she may contact the office of the treasurer at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 530-1000. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

2009 ANNUAL MEETING OF STOCKHOLDERS

Director Nominations:    Our bylaws provide that director nominations may be made only by the board or the nominating committee or by a stockholder entitled to vote who has delivered written notice to the corporate secretary. The written notice must contain certain information specified in the bylaws and must be received at least 120 days prior to the anniversary date on which we first mailed our proxy materials for the prior year’s annual stockholders’ meeting.

Other Meeting Business:    Our bylaws also provide that no business may be brought before an annual stockholders’ meeting except as specified in the meeting notice or as otherwise properly brought before the meeting by the board or by a stockholder entitled to vote who has delivered written notice to the company secretary. The written notice must contain certain information specified in the bylaws and must be received at least 120 days prior to the anniversary date on which we first mailed our proxy materials for the prior year’s annual stockholders’ meeting.

Discretionary Voting:    Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows us to use discretionary voting authority to vote on matters coming before an annual stockholders’ meeting if we do not have notice of the matter at least 45 days before the anniversary date on which we first mailed our proxy materials for the prior year’s annual stockholders’ meeting or the date specified by an advance notice provision in our bylaws. Our bylaws contain an advance notice provision that we have described above. For our annual meeting of stockholders expected to be held on April 28, 2009, stockholders must submit such written notice to the corporate secretary on or before November 7, 2008.

Stockholder Proposals:    The requirements we describe above are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement under Rule 14a-8 of the Exchange Act. For purposes of our annual meeting of stockholders expected to be held on April 28, 2009, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must submit such proposal to the corporate secretary on or before November 7, 2008.

Bylaw Copies:    You may obtain a copy of the full text of the bylaw provisions discussed above by writing to the corporate secretary.

We will make available to our stockholders to whom we furnish this proxy statement a copy of our Annual Report on Form 10-K, excluding exhibits, for the year ended December 31, 2007, which is required to be filed with the Securities and Exchange Commission. You may obtain a copy, without charge, upon written or oral request to the Office of the Treasurer of MDU Resources Group, Inc., 1200 West Century Avenue, Mailing Address: P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 530-1000. You may also access our Annual Report on Form 10-K through our website at www.mdu.com.

By order of the Board of Directors,

Paul K. Sandness
Secretary
March 7, 2008

EXHIBIT A

MDU Resources Group, Inc.
Statement of Policy
Director Independence Standards

I.
Policy

It is the sense of this Board that the expertise and perspective of independent directors is of great value and benefit to MDU Resources Group, Inc. (“MDU”) and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which this Board has established for itself, the listing standards of the New York Stock Exchange, and laws and regulations applicable to MDU, this Board establishes the following guidelines on director independence and for determining whether its members are independent.

II.
Director Independence – General

The Board believes that a substantial majority of its members should satisfy these standards for independence.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with MDU either directly or as a partner, shareholder or officer of an organization that has a relationship with MDU. In each case, the Board shall broadly consider all the relevant facts and circumstances and shall apply these standards. Trivial or de minimis affiliations or connections to MDU by a director or his or her immediate family will not generally be cause for the Board to determine that the director is not independent. In addition a director is not independent if:

(1)	The director is, or has been within the last three years, an employee, or has an immediate family member who is, or has been within the last three years, an executive officer, of MDU.
(2)	The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from MDU, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
(3)	(A) The director or an immediate family member of the director is a current partner of a firm that is MDU’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on MDU’s audit within that time.
(4)	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of MDU’s present executive officers at the same time serves or served on that company’s compensation committee.

(5)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, MDU for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. In applying the foregoing, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. Contributions to tax exempt organizations are not considered “payments” for purposes of this paragraph 5.
Relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this paragraph 5 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods and services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.
(6)	The director (or an immediate family member of the director) serves as an officer, director or trustee for a not-for-profit organization, and, within the organization’s preceding three fiscal years, MDU’s discretionary contributions in any single year to the organization exceed 2% of that organization’s consolidated gross revenues, or $1 million, whichever is greater. MDU’s automatic matching of employee charitable contributions will not be included in the amount of MDU’s contributions for purposes of this paragraph (6).
(7)	The director is (or is affiliated with an organization that is) a significant advisor, counsel or consultant to MDU.
(8)	The ownership of stock of MDU by directors is encouraged and substantial stock ownership (not involving control) will not affect the independence status of a director.

For purposes of Section II(3) of this policy only, “immediate family member” means a director’s spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director. As used elsewhere in this policy, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board will annually review the commercial, industrial, banking, consulting, legal, accounting and charitable (and other non-profit) relationships between MDU’s directors and the organizations with which they and the members of their immediate families have material interests. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

III.
Director Independence – Audit Committee Members

No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from MDU, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s several committees.

In addition, no director who is a member of the Audit Committee may be an affiliated person of MDU or any of its subsidiary companies apart from affiliation occasioned by the director’s service as a member of the Board or any of the Board’s several committees. A director would be deemed an affiliated person of MDU if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with MDU.

IV.
Approval, Adoption, Amendment and Restatement

This Statement of Policy of the Board of Directors of MDU was approved and adopted by resolution of the Board of Directors of MDU at a meeting thereof held the 13th day of August, 2003, and was amended and restated the 17th day of February, 2005.

MDU RESOURCES GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 22, 2008
11:00 a.m. Central Daylight Savings Time

909 Airport Road
Bismarck, ND

1200 West Century Avenue
Mailing Address: P.O. Box 5650 Bismarck,ND 58506-5650 (701) 530-1000	proxy

This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting of Stockholders on April 22, 2008.

This proxy will also be used to provide voting instructions to New York Life Trust Company, as Trustee of the MDU Resources Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.

The undersigned hereby appoints Harry J. Pearce and Paul K. Sandness and each of them, proxies, with full power of substitution, to vote all Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m., Central Daylight Savings Time, April 22, 2008, at 909 Airport Road, Bismarck, ND, and at any adjournment(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side. Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touch-tone telephone, (2) submit your proxy by Internet or (3) mark, date, sign and return this letter proxy in the envelope provided (no postage is necessary if mailed in the United States). If no directions are given, the proxies will vote in accordance with the Directors’ recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on Monday, April 21, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/mdu — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on Monday, April 21, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MDU Resources Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/ Please detach here \/

The Board of Directors Recommends a Vote “FOR” all Nominees and “FOR” Item 2.

1.	Election of directors:	01 Thomas Everist 02 Karen B. Fagg	03 Patricia L. Moss	☐	Vote FOR all nominees (except as indicated below)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2008	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR AND FOR ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.